The information in this pricing supplement is not complete and may be changed.  This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, Preliminary Pricing Supplement dated March 31, 2008

PROSPECTUS Dated January 25, 2006	Pricing Supplement No. 569 to
AMENDMENT NO. 1 TO PROSPECTUS SUPPLEMENT	Registration Statement No. 333-131266
Dated July 24, 2007	Dated April , 2008
Rule 424(b)(2)
$
GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

Protected Index-Linked Securities due November 5, 2014
Based on the Performance of the 2008-1 MLP Dynamic Reference Index
Protected Index-Linked Securities

 The Protected Index-Linked Securities due November 5, 2014 Based on the Performance of the 2008-1 MLP Dynamic Reference Index, which we refer to as the “securities,” will pay at maturity the principal amount of $10 per security plus a supplemental redemption amount, if any, based on the performance of the 2008-1 MLP Dynamic Reference Index, which we refer to as the reference index, as determined at maturity.  In no event, however, will the payment at maturity be less than the principal amount of $10.  Unlike ordinary debt securities, the securities do not guarantee the regular payment of interest, but will instead pay variable monthly coupon payments, which may be zero, as further described below.
Your payment at maturity and your coupon payments, if any, over the term of the securities are linked to the performance of a dynamic reference index which changes its asset allocation depending on the performance of its component assets over the term of the securities.  The reference index tracks the performance of hypothetical investments in two assets and a liability, which we refer to collectively as the index components.  The two assets are (i) a hypothetical equity investment in the S&P MLP Index, which we refer to as the equity component, and (ii) a hypothetical debt investment in zero-coupon bonds, which we refer to as the zero-coupon bond component.  The S&P MLP Index is a modified market capitalization weighted index that is composed of units of master limited partnerships and interests in limited liability companies, both of which we refer to as MLPs, in the oil and gas sector.  The liability, which we refer to as the leverage component, represents hypothetical borrowed funds that may, under certain circumstances, be used to leverage the amount of the equity component in the reference index.  Initially, the reference index is expected to be allocated 90% to 100% to the equity component, 0% to 10% to the zero-coupon bond component and 0%  to the leverage component.  The actual initial allocations will be set on the day we price the securities for initial sale to the public and will change based on the performance of the index components throughout the term of the securities as described in this pricing supplement.  The level of the reference index and therefore your return on the securities will reflect the deduction of certain adjustments and costs over the term of the securities.
•	The principal amount and issue price of each security is $10.
•
At maturity, you will receive the principal amount of $10 per note plus a supplemental redemption amount, if any, based on the percentage increase, if any, of the value of the reference index above 100, which we refer to as the threshold value.  In no event, however, will the payment at maturity be less than the principal amount of $10.

•	The appreciation, if any, of the reference index above the threshold level is dependent upon the equity component within the reference index. The allocation of hypothetical funds to the equity component may increase to as high as 150% of the reference index, but may also, in certain circumstances, be irreversibly reduced to zero
•
Coupon payments, if any, will be paid monthly beginning June 4, 2008.  The amount of the coupon payments on the securities will vary and may be zero, depending on (i) the hypothetical monthly income related to the equity component, (ii) the allocation to the equity component, if any, represented in the reference index during such month and (iii) the value of the reference index.

º
The hypothetical monthly income related to the equity component in any month will be calculated based on the aggregate value of any cash distributions in respect of the MLP units then included in the S&P MLP Index.

º	The yield on the equity component will only be reflected in the coupon payments on the securities to the extent that the reference index is allocated to the equity component.
º
The securities will not pay any coupon with respect to a month during which such a distribution is made if the hypothetical monthly income is required to be hypothetically reinvested in the equity component in order to help prevent the allocation to the equity component within the reference index from being reduced to zero.  Furthermore, the securities will not pay a coupon for the remainder of their term, if at any time the allocation to the equity component is reduced to zero.

•	The securities may not be redeemed, in whole or in part, prior to maturity.
•	The securities will not be listed on any securities exchange.
•	The CUSIP number for the securities is 617480173.
You should read the more detailed description of the securities in this pricing supplement.  In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Securities.”
The securities involve risks not associated with an investment in conventional debt securities.  See “Risk Factors” beginning on PS-11.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

PRICE $10 PER SECURITY

	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per security	$10	$0.30	$9.70
Total	$	$	$
(1)
The securities will be issued at $10 per security and the agent’s commissions will be $0.30 per security; provided that the price to public and the agent's commissions for the purchase by any single investor of between $1,000,000 to $2,999,999 principal amount of securities will be $9.95 per security and $0.25 per security, respectively; for the purchase by any single investor of between $3,000,000 to $4,999,999 principal amount of securities will be $9.925 per security and $0.225 per security, respectively; and for the purchase by any single investor of $5,000,000 or more principal amount of securities will be $9.90 per security and $0.20 per security, respectively.

(2)
If you continue to hold your securities, we will pay the brokerage firm through which you hold your securities additional commissions on an annual basis.  The additional commissions will accrue at a rate of 0.25% per annum for each day that the reference index includes an allocation to the equity component based on the closing value of the reference index on such day.  For additional information, see “Supplemental Information Concerning Plan of Distribution” in this pricing supplement.

MORGAN STANLEY

For a description of certain restrictions on offers, sales and deliveries of the securities and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the securities, see the section of this pricing supplement called “Description of Securities—Supplemental Information Concerning Plan of Distribution.”

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

No action has been taken to permit an offering of the securities to the public in Hong Kong as the securities have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the securities, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (ii) with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

The Agent and each dealer represent and agree that they will not offer or sell the securities nor make the securities the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement, the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities, whether directly or indirectly, to persons in Singapore other than:

(a)  an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b)  an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)  a person who acquires the securities for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d)  otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the securities we are offering to you in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The securities offered are medium-term notes of Morgan Stanley.  The return on the securities is linked to the performance of a dynamic reference index which tracks hypothetical investments in two assets and a liability, which we collectively refer to as the index components.  These securities combine features of debt and equity by offering at maturity 100% principal protection with the opportunity to participate in the upside potential of the reference index and income calculated by reference to a hypothetical investment in the S&P MLP Select Index represented by  the equity component.

“Standard & Poor’s®” and “S&P®,” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.

Each security costs $10
We, Morgan Stanley, are offering you Protected Index-Linked Securities due November 5, 2014, Based on the Performance of the 2008-1 MLP Dynamic Reference Index, which we refer to as the securities.  The principal amount and issue price of each security is $10.

The original issue price of the securities includes the agent’s commissions paid with respect to the securities.  We expect that the secondary market prices of the securities will be adversely affected by the fact that the issue price of the securities includes the agent’s commissions.  See “Risk Factors—The inclusion of commissions in the original issue price is likely to adversely affect secondary market prices” and “Description of Securities—Use of Proceeds and Hedging.”

The reference index
The reference index is a dynamic composite index that will track the performance of hypothetical investments in two assets, the equity component and the zero-coupon bond component, and in one liability, the leverage component, which we collectively refer to as the index components.  The equity component is a hypothetical equity investment in the S&P MLP Select Index.  The zero-coupon bond component is a hypothetical debt investment in zero-coupon bonds.  The liability, which we refer to as the leverage component, represents hypothetical borrowed funds that may, under certain circumstances, be used to leverage the allocation to the equity component in the reference index.

Initially, the reference index is expected to be allocated 90% to 100% to the equity component, 0% to 10% to the zero-coupon bond component and 0% to the leverage component.  The actual initial allocations will be set on the day we price the securities for initial sale to the public, which we refer to as the pricing date, based on the targeted equity exposure on the pricing date.  These allocations will be adjusted over the term of the securities depending on the performance of the asset components as described in this pricing supplement.  For an explanation of how the calculation agent determines the targeted equity exposure and makes allocation adjustments, see “Allocations among the index components” below.

Payment at maturity
At maturity, if the reference index final value is greater than the threshold value, you will receive the principal amount of $10 plus a supplemental redemption amount based on the performance of the reference index.

The threshold value of the reference index will be 100. However, because the initial value of the reference index will be set at 97 on the pricing date, we will pay you a supplemental redemption amount only if the reference index final value is at least 3.1% greater than the initial value of the reference index.  The reference index final value will be determined by the calculation agent and will equal the level of the reference index on October 31, 2014, which we refer to as the determination date.

100% Principal Protection
At maturity, we will pay you at least $10 plus the supplemental redemption amount, if any.
The Supplemental Redemption Amount Linked to the Reference Index

The supplemental redemption amount will be equal to (i) $10 times (ii) the percentage, if any, by which the reference index final value exceeds the threshold value.  If the reference index final value is greater than the threshold value, the supplemental redemption amount will be calculated as follows:

supplemental redemption amount	=	$10	x	(reference index final value – threshold value)
threshold value

where,

threshold value	=	100

reference index final value	=	the reference index closing value, as described below under “—The value of the reference index,” on the determination date, as calculated by the calculation agent

If the reference index final value is less than or equal to the threshold value, the supplemental redemption amount will be zero.  In that case, you will receive at maturity only the principal amount of $10 for each security that you hold and will not receive any supplemental redemption amount.  You should review the examples of hypothetical payments on the securities in “Annex A—Hypothetical Payments at Maturity” and see also “Risk Factors—Reference index allocation procedures may adversely impact the supplemental redemption amount.”

You can review hypothetical historical values of the reference index, as well as the historical levels of the S&P MLP Index, in the section of this pricing supplement called “Description of Securities—Additional Terms of the Securities—Hypothetical Historical Data on the Reference Index” and “—Historical Information on the S&P MLP Index.”

Investing in the securities is not equivalent to investing in the index components, the S&P MLP Index or its component MLP units.

The value of the reference index
The initial value of the reference index will be 97, which we expect to be allocated initially 90% to 100% to the equity component, 0% to 10% to the zero-coupon bond component and 0% to the leverage component.  During the term of the securities, the value of the reference index on any day will equal the sum of (i) the value of the equity component times the number of units of equity component then included in the allocation to the equity component, plus (ii) the value of the zero-coupon bond component times the number of units of zero-coupon bond component then included in the allocation to the zero-coupon bond component, minus (iii) the value of the leverage component, if any, and, minus (iv) one day’s pro rata portion of the reference index adjustment factor of 1.75% per annum, if the reference index then includes any allocation to the equity component.  See “Description of Securities—Reference Index.”  For a further explanation of the “units” included in the index component allocations, see “Description of Securities—Determination of the Reference Index Closing Value.”

The index components
Equity component.  The equity component reflects the value over time of a hypothetical investment in the S&P MLP Index.  We track the value of the equity component based on an initial hypothetical investment of $100 in the S&P MLP Index.  We refer to this hypothetical $100 investment as one “unit” of the equity component when we calculate the reference index closing value.

During the term of the securities, the value of the equity component will change based primarily on the performance of the S&P MLP Select Index.  Any monthly coupon payments on the securities will be calculated based on the equity component of the reference index, as more fully described below.  Coupon payments will not be paid if the allocation to the equity component within the reference index has been reduced to zero or, in certain circumstances, if making a coupon payment would reduce the allocation to the equity component below certain threshold levels, as described in “Description of Securities—The Reference Index.”

Zero-coupon bond component.  During the term of the securities, the value of the zero-coupon bond component on any day will reflect the value of a hypothetical $100 face value zero-coupon bond maturing on the scheduled determination date of the securities with a yield equal to the applicable zero-coupon yield based on prevailing USD swap rates.  We refer to the hypothetical $100 face value investment as one “unit” of the zero-coupon bond component when we calculate the reference index closing value.  “USD swap rates” at any time on any day means the per annum fixed rate that would be payable at that time in order to receive 3 month LIBOR (reset quarterly) for a specified term, as provided by Bloomberg Financial Markets or, if Bloomberg is not available, by another recognized source selected by the calculation agent on that date.  See “Description of Securities—The Reference Index.”

Leverage component.  Unlike the equity component and zero-coupon bond component, each of which represents hypothetical assets in the reference index, the leverage component represents a hypothetical liability in the reference index.  The leverage component will track the value of each $1 of hypothetical borrowings used to increase the percentage of the reference index deemed to be allocated to the equity component above 100%, which will only occur after the percentage of the reference index deemed to be allocated to the zero-coupon bond component has been reduced to zero.  Whenever the exposure to the equity component is increased through the use of the leverage component, the amount of the leverage component will be increased daily by an amount equal to a daily leverage charge, which is equivalent to a daily interest charge on the leverage component, as increased by any previous daily leverage charge amounts, at the federal funds rate plus a spread of 1.40% per annum.

The daily leverage charge and the resulting increase in the leverage component will reduce the overall level of the reference index, which may adversely affect your payment at maturity.  See “Description of Securities —The Reference Index.”

Allocations among the index components
The allocations of hypothetical funds to the index components will be adjusted throughout the term of the securities upon each occurrence of a reallocation determination event, an underlying index reallocation event or a defeasance event based on specified reference index reallocation procedures.  Each of these events is described in the following paragraphs of this summary and, in more detail in “Description of Securities—Reference Index—Reallocation of the Index Components.”  The reference index reallocation procedures are designed to maximize the reference index’s exposure to the equity component to the extent that such equity component exposure is consistent with the objective of achieving a value of the reference index of at least 100 on the scheduled determination date.

The reference index reallocation procedures provide that a “reallocation determination event” will have occurred if the calculation agent determines that the difference between the closing value of the reference index and the “bond floor” as a percentage of the value of the allocation to the equity component, which we refer to as the “gap ratio,” is outside a range of 15% to 25%, which we refer to as the “target gap risk range.”

The “bond floor” is equal to the value of a hypothetical $100 face value zero coupon bond maturing on the scheduled determination date, with a yield equal to the applicable zero-coupon yield based on prevailing USD swap rates, as defined above.  The bond floor is compared to the reference index value in order to determine whether more or less hypothetical funds may be invested in the equity component in a manner that is consistent with the goal of assuring that the value of the reference index will be at or above 100 at maturity.

If the “gap ratio” is below the target gap risk range, indicating that the exposure to the equity component is outside the preferred risk tolerance of the reference index, the index reallocation procedures require a reduction of the allocation to the equity component down to the targeted equity exposure (as defined below).  If the “gap ratio” is above the target gap risk range, indicating a suboptimal exposure to the equity component, the index reallocation procedures require an increase of the allocation to the equity component up to the targeted equity exposure.

The targeted equity exposure at any time is based on a multiple of 5 times a “buffer.” The buffer represents the percentage by which the reference index exceeds the bond floor on any day.

targeted equity exposure	=	5	x	buffer,

provided that the targeted equity exposure will not exceed 150% of the reference index where,

buffer	=	(closing value of reference index – bond floor)
closing value of reference index

bond floor	=	the value of a hypothetical $100 face value zero coupon bond, determined as described above

Pursuant to the reference index reallocation procedures, the allocation of hypothetical funds to the zero-coupon bond component may increase over the term of the securities, generally under circumstances when the value of the equity component decreases or interest rates fall.  A fall in interest rates will cause the bond floor to rise, in which case, assuming no change in the value of the equity component, it would be more likely that hypothetical funds would be allocated out of the equity component and into the zero-coupon bond component.  See “Description of Securities—Reference Index—Determination of Index Component Allocations” and “Annex B—Hypothetical Reallocations of the Index Components.”

On each index business day, the calculation agent will test whether a reallocation determination event has occurred based on the values of the index components at the close of business on the preceding index business day.  Generally, any required hypothetical reallocation of funds will be effected by the calculation agent on the day of such determination, based on the values of the index components at the close of business on such determination day.

Notwithstanding any preceding reallocation determination event or any pending reallocation, if at any time during any index business day the level of the S&P MLP Index has declined from its closing level on the previous index business day by 10% or more, which we refer to as an underlying index reallocation event, a reallocation will be effected by the calculation agent as soon as reasonably practicable.

In addition, if in testing whether a reallocation determination event has occurred or following an underlying index reallocation event, the calculation agent determines that the buffer has fallen to below 1%, which we refer to as a defeasance event, all of the hypothetical funds will be allocated to the zero-coupon bond component for the remaining term of the securities.  If hypothetical funds are completely allocated out of the equity component and into the zero-coupon bond component, your opportunity to receive coupon payments on the securities will end and your payment at maturity per security will be limited to the $10 principal amount plus a small supplemental amount, if any.

Potential variable coupon payments calculated by reference to the equity component
The monthly coupon on the securities will vary and may be zero.  We will pay coupon payments, if any, in cash each month.  The amount of the coupon payments, if any, will depend on (i) the hypothetical monthly income related to the performance of the equity component in any month, (ii) the allocation to the equity component, if any, represented in the reference index during such month and (iii) the value of the reference index.

The hypothetical monthly income related to the equity component in any month will be based on the value of any cash distributions in respect of the MLP units included in the S&P MLP Index for which the ex-dividend dates fall within the relevant monthly coupon payment period.

However, if the calculation agent determines that the level of the reference index excluding the hypothetical monthly income is less than 105% of the bond floor at the close of business on the applicable monthly income determination date (other than the final monthly income determination date), no coupon payment will be made and the hypothetical monthly income for such period will instead be deemed reinvested in the equity component in order to help prevent the allocation to the equity component within the reference index from being reduced to zero.  See “Description of Securities—Monthly Coupon Payments” in this pricing supplement.

The S&P MLP Index
The S&P MLP Index is a modified market capitalization weighted index that is composed of units of MLPs in the oil and gas sector.  The majority of MLPs, and all of the MLPs eligible for inclusion in the S&P MLP Index, operate in the energy sector, often in energy infrastructure industries such as pipelines.  MLP units generally trade on public securities exchanges without being subject to entity level taxation.

Costs associated with your investment in the securities	The level of the reference index and therefore your return on the securities will reflect the deduction of the following costs over the term of the securities:

An implicit sales charge is paid to us upon the purchase of the securities because the initial value of the reference index will be set to 97, while the threshold value is equal to 100.  For you to receive a supplemental redemption amount on the maturity date, the reference index final value must exceed 100 on the determination date.  Therefore, the level of the reference index must increase by at least 3.1% for you to receive an amount in excess of the $10 principal amount of the securities.

If any hypothetical funds are allocated to the equity component, a “reference index adjustment factor” will reduce the level of the reference index as a whole by 1.75% per year, applied daily on the basis of a 365-day year to the benefit of the calculation agent from the day immediately following the pricing date through the determination date.  The reference index adjustment factor will be calculated and subtracted from the equity component and zero-coupon bond component on a pro rata basis at the end of each day after effecting any reallocation on that day.  If at any time the allocation of the index to the equity component is zero, the reference index adjustment factor will not apply.

A “daily leverage charge” will apply if the hypothetical investment in the equity component is leveraged through the use of hypothetical borrowed funds.  The daily leverage charge will increase the amount of leverage daily by the interest expense deemed to have been incurred on those funds, which will equal the amount of the leverage component outstanding on the applicable day multiplied by the federal funds rate on that day plus 1.40%, divided by 360.  This deemed expense will reduce the level of the reference index on each day that the reference index includes a leverage component.

The reallocation of hypothetical funds in the reference index is effected by hypothetical sales and purchases of the equity component and/or the zero-coupon bond component, sometimes supplemented by hypothetical borrowings represented by the leverage component.  In calculating the proceeds from hypothetical sales of the index components, the calculation agent will use prices on the lower side of the applicable bid/offer spread, while in calculating the amount of additional index components hypothetically purchased in any such reallocation, the calculation agent will use prices on the higher side of the applicable bid/offer spread.  Consequently, you will bear the cost of the bid/offer spread in those hypothetical purchase and sale transactions, which will be reflected in corresponding reductions in the value of the reference index.

You may revoke your offer to purchase the securities prior to our acceptance
We are using this pricing supplement to solicit from you an offer to purchase the securities.  You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying your broker.  We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance.  In the event of any material changes to the terms of the securities, we will notify you.

MS & Co. will be the calculation agent
We have appointed our affiliate, Morgan Stanley & Co. Incorporated, which we refer to as MS & Co., to act as calculation agent for us with respect to the securities.  As calculation agent, MS & Co. will determine the supplemental redemption amount, if any, you will receive at maturity, the reference index closing value, the S&P MLP

Index closing value, the closing value of the equity component and zero-coupon bond component, the amount of the leverage component, the reference index adjustment factor, the equity component adjustment factor, the daily leverage charge, the coupon payments, if any, and the related determinations of the distributions on the S&P MLP Index.

The securities will be treated as contingent payment debt instruments for U.S. federal income tax purposes
The securities will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of this pricing supplement called “Description of Securities — United States Federal Income Taxation.”  Under this treatment, if you are a U.S. taxable investor, you will be required to include in income original issue discount based on the comparable yield (as discussed in this pricing supplement) of the securities, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the securities.  Any gain recognized by U.S. taxable investors upon the sale, exchange or settlement of the securities will be treated as ordinary income.  Please read the section of this pricing supplement called “Description of Securities — United States Federal Income Taxation.”

If you are a non-U.S. investor, please read the section of this pricing supplement called “Description of Securities — United States Federal Income Taxation — Non-U.S. Holders.”  Non-U.S. investors should note that an investment in the securities may be treated as a “U.S. real property interest” under Section 897 of the Internal Revenue Code of 1986, as amended (the “Code”), which may result in adverse tax consequences for non-U.S. investors with respect to any coupon payments and upon the sale, exchange or settlement of the securities.

You should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the securities as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Where you can find more information on the securities
The securities are senior notes issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated July 24, 2007 and the prospectus dated January 25, 2006.  We describe the basic features of this type of note in the section of the prospectus supplement called “Description of Notes” and the section of the prospectus called “Description of Debt Securities.”

Because this is a summary, it does not contain all the information that may be important to you.  For a detailed description of the terms of the securities, you should read the “Description of Securities” section in this pricing supplement.  You should also read about some of the risks involved in investing in securities in the section called “Risk Factors.”  The tax treatment of investments in index-linked notes such as these differs from that of investments in ordinary debt securities.  See the section of this pricing supplement called “Description of Securities—United States Federal Income Taxation.” We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the securities.

How to obtain information about the reference index
You may contact your broker or your local Morgan Stanley branch office to obtain information about the current value of the reference index, the current allocation of the index components in the reference index and the amount of the most recently determined monthly coupon payment.

RISK FACTORS

The securities are unsecured debt of Morgan Stanley and investing in the securities is not equivalent to investing directly in the reference index or any of the index components.  Although the calculation of the payment to you at maturity and the coupon payments, if any, on the securities are linked to the performance of the reference index and the equity component, Morgan Stanley is not required to make any investment in the reference index or any of the index components.  The performance of the reference index and of each index component is based solely on hypothetical investments and borrowings.  This section describes the most significant risks relating to the securities.  You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them.

The securities may not pay more than the principal amount at maturity
If the reference index final value is less than or equal to the threshold value, the supplemental redemption amount will be zero and you will receive only the principal amount of $10 for each security you hold at maturity.  The return of only the principal amount at maturity, and the variable coupons, if any, over the term of the securities may be less than the amount that would be paid on an ordinary debt security and may not compensate you for the effects of inflation and other factors relating to the value of money over time.

Unlike ordinary debt securities, the securities do not guarantee the regular payment of interest
Unlike the regular interest payments on ordinary debt securities, the monthly coupon payments on the securities, if any, will vary depending on (i) the hypothetical monthly income related to the equity component in the reference index during any month, (ii) the allocation to the equity component, if any, represented in the reference index during that month and (iii) the value of the reference index.  During any month (except the last month before the maturity date), it is possible that the coupon may be set to zero, if the hypothetical income is required to be invested in the equity component to prevent the allocation to the equity component in the reference index from going to zero.  Furthermore, if the allocation to the equity component in the reference index goes to zero, the securities will not pay a coupon for the remainder of their term.

Over time less than the initial 90% to 100%, and possibly none, of the reference index may be allocated to the equity component
The formula that determines the index component allocations is designed so that the value of the reference index should equal at least 100 on the determination date, including upon the occurrence of a defeasance event, as described in this pricing supplement.  Certain economic or market factors, such as low interest rates or  declines or insufficient gains in the value of the equity component, will cause the allocation to the zero-coupon bond component to increase.  Any allocation of the reference index to the zero-coupon bond component will reduce the allocation to the equity component and therefore the extent to which the reference index will participate in the performance of the equity component.  The appreciation, if any, of the reference index above the threshold level is dependent upon the equity component within the reference index.  In other words, it is possible that the value of the equity component may increase during the term of the securities, but that the level of the reference index, and consequently the amount of the supplemental redemption amount, may reflect little, if any, of that increase.

Reference index reallocation procedures may adversely impact the supplemental redemption amount
Investing in the securities is not the same as a direct investment in any of the index components, because the reference index changes its allocation among the index components whenever a reallocation determination event occurs.  The timing of the reallocations among the index components can adversely affect the level of the reference index on the determination date, which will in turn adversely affect the supplemental redemption amount.  For example, if the allocation to the equity component is reduced to zero early in the term of the securities, that allocation will remain at zero for the remaining term of the securities, you will not receive any coupon payments for the remaining term of the securities and your payment on the maturity date will be limited to the $10 principal amount per security, and a small supplemental redemption amount, if any.  As shown in the tables and graphs provided under “Description of Securities—Additional terms of the Securities—

Hypothetical Historical Data on the Reference Index,” a hypothetical investment in the securities during the illustrative 6.5-year periods beginning on July 20, 2001, August 20, 2001 and September 20, 2001 would have resulted in supplemental redemption amounts in a range from $0.09 to $0.46 per security.  See “Description of Securities—Additional terms of the Securities—Hypothetical Historical Data on the Reference Index.”

In addition, changes in the asset allocation of the reference index are effected through hypothetical purchases and sales of the equity component and zero-coupon bond component in such a way that the cost of the bid-offer spread reduces the level of the reference index.  Therefore, the frequency of reallocation determination events will affect the level of the reference index on the determination date.

The use of leverage may adversely affect the supplemental redemption amount
The formula that determines the index component allocations allows up to 150% exposure to the equity component under certain circumstances, with any exposure above 100% financed by the use of the leverage component.  Although the leverage component offers the potential for increases in the reference index value that are greater than corresponding increases in the value of an unleveraged investment in the equity component, leverage also entails a higher degree of risk: any downward movement in the value of the equity component will result in a correspondingly larger reduction in the reference index.  In addition, the daily leverage charge associated with the allocation to the leverage component will reduce the level of the reference index daily.

Costs associated with your investment in the securities will reduce the supplemental redemption amount
Your return on the securities will reflect the deduction of certain costs of investing in the securities.  These costs include explicit charges that will be reflected in reductions in the value of the reference index over the term of the securities, by means of the reference index adjustment factor and the daily leverage charge.  The reference index will also be reduced as a consequence of effecting hypothetical purchases and sales of the equity component and the zero-coupon bond component at opposite sides of the applicable bid/offer spread in the course of reallocations of the index components.  In addition, there is an implicit sales charge paid upon the purchase of the securities because the initial value of the reference index will be set at 97, which is below the threshold value of 100.  The net effect of these costs will be to decrease the reference index final value.  Accordingly, the supplemental redemption amount payable to you at maturity will be less than it would have been absent these costs.  In order for you to receive a supplemental redemption amount, the value of the reference index will have to increase sufficiently to overcome the offsetting effect of all these costs.

There may be delays between the determination of a reallocation determination event and reallocation of hypothetical funds which could adversely affect the level of the reference index
The calculation agent will determine whether a reallocation determination event has occurred, and, if so, a new targeted equity exposure, at the beginning of each index business day based on the values of the reference index, the equity component and the buffer at the close of business on the previous index business day.  However, any necessary reallocation will be effected at the close of business on the index business day on which the calculation agent makes the determination.  As a result:

•      the calculation agent may determine that a reallocation determination event has occurred even if the values of the reference index, the equity component and the bond floor at the time the reallocation is effected would not result in a reallocation determination event;

•      in the event of a reallocation that would increase the equity component, the reference index may not participate as fully in any appreciation of the equity component that occurs between the determination of a reallocation determination event and the resulting reallocation; and

•      the calculation agent may effect a greater or lesser allocation to the equity component than otherwise would be required if the occurrence of a reallocation determination event were determined by the calculation agent at the end of the same index business day on which the reallocation was effected.

The ability of the calculation agent to effect a reallocation upon a 10% decline in the level of the S&P MLP Index may not prevent significant losses in the value of the reference index
If at any time on any index business day the level of the S&P MLP Index declines from its closing level on the previous index business day by 10% or more, the calculation agent, as soon as reasonably practicable, will determine a new targeted equity exposure and reallocate the hypothetical funds among the index components so that the percentage of the reference index hypothetically invested in the equity component is as close as reasonably practicable to the new targeted equity exposure.  However, the ability of the calculation agent to effect this hypothetical reallocation may not prevent significant losses in the value of the reference index because of potential delays in effecting the hypothetical reallocation pursuant to the formula under the market conditions at that time.

There are risks associated with investments in securities with concentration in a single industry.
The securities included in the S&P MLP Index are securities of businesses in the oil and gas sector.  The S&P MLP Index may be subject to increased price volatility because of this industry concentration and may be particularly susceptible to adverse economic, market, political or regulatory occurrences affecting the oil and gas.

The S&P MLP Index is composed of businesses that operate in the oil and gas sector.
Businesses that operate in the oil and gas sector are subject to the specific risks of operating in that industry sector.  These risks include, but are not limited to: changes in demand for energy products, including crude oil, natural gas and other hydrocarbon products; risks associated with businesses structured as master limited partnerships, including changes in tax or other laws affecting master limited partnerships generally; regulatory changes affecting pipeline fees and other regulatory fees in the energy sector; changes in interest rates; changes in the relative prices of competing energy products; the impact of environmental laws and regulations and technological changes affecting the cost of producing and processing, and the demand for, energy products; decreased supply of hydrocarbon products available to be processed due to fewer discoveries of new hydrocarbon reserves, short- or long-term supply disruptions or otherwise; operational and financial losses due to natural disasters or the outbreak of war, terrorism, rebellion or other hostilities; increased competition; risks of regulatory actions and/or litigation, including as a result of leaks, explosions or other accidents relating to energy products, especially hydrocarbons, that could result in loss of life, significant property damage and environmental pollution; and general economic and geopolitical conditions in the United States and globally.  In addition, many of the master limited partnerships included in the S&P MLP Index are smaller, non-diversified businesses that are exposed to the risks associated with such businesses, including the lack of capital funding to sustain or grow businesses and potential competition from larger, better financed and more diversified businesses.  By investing in the securities, you have a concentrated exposure in these businesses and the risks inherent in them.  For more information on the S&P MLP Index, see “Description of the Securities-S&P MLP Index.”

The securities will not be listed
The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  MS & Co. currently intends to act as a market maker for the securities but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the securities easily.  Because we do not expect that other market makers to participate in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the securities.  The return of your principal is guaranteed only if you hold the securities to maturity.
Market price of the securities influenced by many unpredictable factors
Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including:

•  the value of the reference index and the index components at any time,

• the closing value of the S&P MLP Index at any time,
• the volatility (frequency and magnitude of changes in value) of the S&P MLP Index,
• interest and yield rates in the market,
• the distribution rate on the MLP units composing the S&P MLP Index,

•  geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the securities composing the S&P MLP Index or stock markets generally and that may affect the reference index final value,

• the time remaining to the maturity of the securities, and
• our creditworthiness.

Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity.  For example, you may have to sell your securities at a substantial discount from the principal amount if at the time of sale or on an earlier date the value of the reference index is at, below or not sufficiently above the threshold value, or if the allocation to the equity component in the reference index has decreased to zero.

You cannot predict the future performance of the reference index, the index components or the S&P MLP Index or the level of interest rates based on their historical performance.  We cannot guarantee that the reference index final value will be higher than the threshold value so that you will receive at maturity an amount in excess of the principal amount of the securities.

The inclusion of commissions in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase securities in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the securities.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Adjustments to the S&P MLP Index could adversely affect the value of the securities
Standard & Poor’s® Corporation, which we refer to as S&P, maintains and calculates the S&P MLP Index.  S&P can add, delete or substitute the MLP units composing the S&P MLP Index or make other methodological changes that could change the value of the S&P MLP Index.  Any of these actions could adversely affect the value of the securities.

The publisher of the S&P MLP Index may discontinue or suspend calculation or publication of the S&P MLP Index at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued S&P MLP Index.  MS & Co. could have an economic interest that is different than that of investors in the securities insofar as, for example, MS & Co. is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates.  If MS & Co. determines that there is no appropriate successor index, on any index business day and at maturity the calculation agent will determine the value of the equity component and the reference index, as appropriate, based on the closing prices on such date or at maturity of the MLP units composing the S&P MLP Index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the S&P MLP Index last in effect prior to discontinuance of the S&P MLP Index.

The brokerage firm through which you hold your securities and your broker may have economic interests that are different from yours
In addition to the commission paid at the time of the initial offering of the securities, commissions will be paid on an annual basis to brokerage firms, including MS & Co. and its affiliates, whose clients purchased securities in the initial offering and who continue to hold their securities.  These additional commissions will accrue (on non-index business days, as well as on index business days) at an annual rate of 0.25% applied to the closing value of the reference index for such day (or if such day is a non-index business day, for the immediately preceding index business day) on each day from and including the day immediately following the pricing date to and excluding the maturity date on which the reference index includes any allocation to the equity component; provided that the sum of the initial agent’s commissions and the aggregate amount of such additional commissions per Security shall not exceed an amount equal to 8% of the issue price.  We expect that the brokerage firm through which you hold your securities will pay a portion of these additional proceeds to your broker.

As a result of these arrangements, the brokerage firm through which you hold your securities and your broker may have economic interests that are different than yours.  As with any security or investment for which the commission is paid over time, your brokerage firm and your broker may have an incentive to encourage you to hold the securities because they will not receive the annual commission for the current year or for future years if you sell your securities.  You should take the above arrangements and the potentially different economic interests they create into account when considering whether to make, or continue holding, an investment in the securities.

The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests
The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests as an investor in the securities.

As calculation agent, MS & Co. will calculate the supplemental redemption amount, if any, you will receive at maturity.  MS & Co. will also make determinations with respect to the reference index closing value, the underlying index closing value, the equity component value, the zero-coupon bond component value, the reference index adjustment factor, the equity component adjustment factor, the daily leverage charge, the hypothetical monthly income and the coupon payments, if any, you may receive over the term of the securities and at maturity.  Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of any closing value in the event of a discontinuance of the S&P MLP Index, may affect the payment to you over the term of the securities or at maturity.  See the sections of this pricing supplement called “Description of Securities—Market Disruption Event” and “—Discontinuance of the S&P MLP Index; Alteration of Method of Calculation.”

The issue price of the securities includes the agent’s commissions.  In addition, the reference index is subject to adjustment factors as long as the reference index includes any allocation to the equity component.  The adjustment factors reduce the value of the reference index and the equity component to the benefit of the calculation agent in order to fund the ongoing commissions and the costs of hedging our obligations under the securities.  The affiliates through which we hedge our obligations under the securities expect to make a profit.  Since hedging our obligations entails risk and may be influenced by market forces beyond our and our affiliates’ control, such hedging may result in a profit that is more or less than initially projected.

Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the S&P MLP Index or USD swap rates
MS & Co. and other affiliates of ours will carry out hedging activities related to the securities (and to other instruments linked to the S&P MLP Index or its component MLP units), including trading in the MLP units composing the S&P MLP Index, as well as in other instruments related to the S&P MLP Index, and in USD interest rate swaps.  MS & Co. and some of our other subsidiaries also trade the MLP units composing the S&P MLP Index and other financial instruments related to the S&P MLP Index and USD interest rate swaps on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the day we price the securities for initial sale to the public could potentially increase the initial value of the S&P MLP Index and, as a result, could increase the value at which the S&P MLP Index must close before you receive a payment at maturity that exceeds the principal amount of the securities.  Additionally, such hedging or trading activities during the term of the securities could potentially affect the value of the S&P MLP Index and USD swap rates on the monthly income determination dates and on the determination date and, accordingly, the amount of cash you may receive on the coupon payment dates and at maturity.

DESCRIPTION OF SECURITIES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Security” refers to each $10 principal amount of any of our Protected Index-Linked Securities Due November 5, 2014, Based on the Performance of the 2008-1 MLP Dynamic Reference Index.  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$
Pricing Date	April , 2008
Original Issue Date (Settlement Date)	April , 2008
Maturity Date	November 5, 2014
Specified Currency	U.S. Dollars
CUSIP Number	617480173
Denominations	$10 and integral multiples thereof
Issue Price	$10 (100%) per Security

Monthly Coupon Payments
Coupon Payment Dates
For each Monthly Coupon Payment Period, the third Business Day following the Monthly Income Determination Date in respect of such Monthly Coupon Payment Period; provided that for the Monthly Coupon Payment Period occurring in October 2014, the Coupon Payment Date will be the Maturity Date.  The first Coupon Payment Date will be June 4, 2008.

Monthly Coupon Payment Period
Each monthly period from and including a Monthly Income Determination Date to but excluding the next succeeding Monthly Income Determination Date; provided that the initial Monthly Coupon Payment Period will begin on the Business Day immediately following the Pricing Date.

Monthly Income Accrual Dates
For each Monthly Coupon Payment Period, the Monthly Income Determination Date that is the first day of such Monthly Coupon Payment Period; provided that the initial Monthly Income Accrual Date will be the Business Day immediately following the Pricing Date.

Monthly Income Determination Dates
The last calendar day of each month, beginning May 31, 2008, and ending on the Determination Date.  On each Monthly Income Determination Date, the Calculation Agent will determine the amount of the Coupon Payment per Security, if any, deemed to have accrued on the Securities during such Monthly Coupon Payment Period.  No Coupon Payments will be deemed to accrue on the Securities after the Determination Date.

Coupon Payments
The amount of the Coupon Payments, if any, with respect to any Monthly Coupon Payment Period will be determined by the Calculation Agent on each Monthly Income Determination Date and will equal (A) the product of (i) the Hypothetical Monthly Income calculated for such Monthly Coupon Payment Period divided by the Equity Component Closing Value, (ii) the allocation to the Equity Component and (iii) the Reference Index

Closing Value, each as determined on the Monthly Income Determination Date, divided by (B) 10.

The calculation in clause (A) determines the amount of Hypothetical Monthly Income per dollar value of the Equity Component and multiplies that amount by the number of dollars of Equity Component represented in the Reference Index.  Because the Hypothetical Monthly Income is based on the Equity Component, which tracks an initial $100 investment in the S&P MLP Index, the product calculated in clause (A) above is divided by 10 in order to apply the calculation of the coupon payment proportionally to the $10 initial issue price and stated principal amount of each Security.

The determination of the monthly Coupon Payment may be represented by the following formula:

Coupon Payment	=	Hypothetical Monthly Income	*	allocation to Equity Component	*	Reference Index Closing Value
Equity Component Closing Value
10

The Hypothetical Monthly Income calculated for each Monthly Coupon Payment Period will in turn be based on the aggregate value of any cash distributions paid with respect of the master limited partnership units and limited liability company interests (both “MLP units”) included in the S&P MLP Index for which the ex-dividend dates fall within such Monthly Coupon Payment Period.

Coupon Payments on each Security, if any, will be paid in cash on each Coupon Payment Date; provided that if the Calculation Agent determines that the level of the Reference Index (less any Hypothetical Monthly Income) is less than 105% of the Bond Floor at the close of business on the Monthly Income Determination Date for any Monthly Coupon Payment Period (except the last Monthly Coupon Payment Period before the Maturity Date), no Coupon Payments will be paid on the next succeeding Coupon Payment Date and any Hypothetical Monthly Income for such period will be deemed reinvested in the Equity Component at the close of business on the next Monthly Income Accrual Date.  The amount of each Coupon Payment will vary and, under certain circumstances, may be zero.  See “—Hypothetical Monthly Income” below.  Upon the occurrence of a Defeasance Event, as described below under “Reference Index—Defeasance Event,” or, if the weighting of the Equity Component is otherwise reduced to zero, Hypothetical Monthly Income will cease to accrue on the Securities and you will receive no further Coupon Payments for the remainder of the term of the Securities.

We shall, or shall cause the Calculation Agent to provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash, if any, to be delivered as coupon payment for each month over the term of the Securities with respect to the $10 principal amount of each Security.  We expect such amount of cash will be distributed to investors on the applicable Coupon Payment Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See “—Book-Entry Note or Certificated

Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.
For examples of how the monthly Coupon Payments are calculated, see “Annex C—Hypothetical Coupon Payment Calculations on the Securities.”
Record Date
The Record Date for each Coupon Payment Date, including the Coupon Payment Date scheduled to occur on the Maturity Date, will be the date five (5) calendar days prior to such scheduled Coupon Payment Date, whether or not such day is a Trading Day.

Payment at Maturity
Payment at Maturity
At maturity, upon delivery of the Securities to the Trustee, we will pay with respect to each $10 principal amount of each Security an amount in cash equal to $10 plus the Supplemental Redemption Amount, if any, each as determined by the Calculation Agent.  See “Supplemental Redemption Amount” below.

We shall, or shall cause the Calculation Agent to (i) provide written notice to the Trustee and to DTC, of the amount of cash to be delivered with respect to each $10 principal amount of each Security, on or prior to 10:30 a.m. on the Trading Day preceding the Maturity Date (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the Maturity Date), and (ii) deliver the aggregate cash amount due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on the Maturity Date.  We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See “—Book Entry Note or Certificated Note” below, and see “Forms of Securities —The Depositary” in the accompanying prospectus.

Supplemental Redemption Amount
The Supplemental Redemption Amount will be equal to (i) $10 times (ii) the Reference Index Percent Change; provided that the Supplemental Redemption Amount will not be less than zero.  The Calculation Agent will calculate the Supplemental Redemption Amount on the Determination Date.

Reference Index Percent Change
The Reference Index Percent Change is a fraction, the numerator of which will be the Reference Index Final Value minus the Threshold Value and the denominator of which will be the Threshold Value.  The Reference Index Percent Change is described by the following formula:

Reference Index Percent Change	=	Reference Index Final Value – Threshold Value
Threshold Value

Reference Index Initial Value	97
Threshold Value	100
Reference Index Final Value	The Reference Index Closing Value on the Determination Date, as calculated by the Calculation Agent.

Reference Index Closing Value
The Reference Index Closing Value on any Index Business Day will be the Reference Index Closing Value calculated by the Calculation Agent based on the values of the Index Components at the regular weekday close of trading on that Index Business Day as described in “The Reference Index—Determination of the Reference Index Closing Value” below.

The Reference Index Closing Value on any day that is not an Index Business Day will equal the Reference Index Closing Value on the previous day minus the Reference Index Adjustment Factor and the Daily Leverage Charge (each as defined in “The Reference Index—Index Components” below), if any, for that day.  The Reference Index Closing Value will be otherwise unaffected by any changes in the values of the Index Components (as defined in “The Reference Index” below) that might occur on a non-Index Business Day.

You may contact your broker or your local Morgan Stanley branch office to obtain information about the Reference Index Closing Value, the current allocation of the Index Components in the Reference Index and the amount of the most recently determined monthly Coupon Payment.

Index Business Day	Any day other than a Saturday or Sunday on which the S&P MLP Index or any successor index is calculated and published.
Determination Date
The Determination Date will be October 31, 2014, which is the fifth scheduled Index Business Day before the Maturity Date, subject to adjustment for non-Index Business Days or Market Disruption Events as described in the following paragraph.

If the scheduled Determination Date is not an Index Business Day or if a Market Disruption Event occurs on such date, the Determination Date will be the immediately succeeding Index Business Day during which no Market Disruption Event shall have occurred; provided that if a Market Disruption Event has occurred on each of the Index Business Days immediately succeeding the scheduled Determination Date up to, and including, the third scheduled Index Business Day, the Calculation Agent will determine the Reference Index Closing Value on such third succeeding scheduled Index Business Day in the case of the Reference Index, as described under “—Reference Index Closing Value” above and in the case of the S&P MLP Index, in accordance with the formula for calculating the value of the S&P MLP Index last in effect prior to the commencement of the Market Disruption Event, without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on such third succeeding scheduled Index Business Day of each security most recently composing the S&P MLP Index.

Trading Day	A day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange LLC (“NYSE”), the American Stock Exchange LLC, The NASDAQ Stock Market LLC, the Chicago Mercantile Exchange, the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

The Reference Index
Reference Index
The Reference Index is a dynamic composite index that tracks the performance of hypothetical investments in two assets and a liability.  The two assets are (i) the “Equity Component,” which represents a hypothetical $100 equity investment in the S&P MLP Index and (ii) the “Zero-Coupon Bond Component,” which represents the value of a hypothetical $100 face value zero-coupon bond maturing on the scheduled Determination Date.  The liability, which we refer to as the “Leverage Component,” represents hypothetical borrowed funds that may, under certain circumstances, be used to leverage the allocation to the Equity Component in the Reference Index.  We collectively refer to the Equity Component, the Zero-Coupon Bond Component and the Leverage Component as the “Index Components.”  The initial allocations of the hypothetical funds in the Reference Index to the Index Components on the Pricing Date are expected to be 90% to 100% to the Equity Component, 0% to 10% to the Zero-Coupon Bond Component and 0% to the Leverage Component.  The actual initial allocations will be determined on the Pricing Date.

The Calculation Agent will adjust the allocations of the hypothetical funds in the Reference Index from the Pricing Date to and including the Determination Date upon each occurrence of a Reallocation Determination Event or an Underlying Index Reallocation Event (each as defined below), each in accordance with the Reference Index Reallocation Procedures described below.  Upon the occurrence of a Defeasance Event (as defined below), the Calculation Agent will allocate all of the hypothetical funds to the Zero-Coupon Bond Component for the remaining term of the Securities.  See “—Reallocations of the Index Components—Reallocation Determination Events,” “—Reference Index Reallocation Procedures,” “—Underlying Index Reallocation Event” and “—Defeasance Event” below.

The Index Components
The Equity Component and the Equity Component Closing Value. The Equity Component represents the value over the term of the Securities of a hypothetical investment in the S&P MLP Index.

As more fully explained in the following paragraphs, we track the value of the Equity Component over time based on the performance of the initial $100 hypothetical investment in the S&P MLP Index as such amount is increased or decreased by changes in the value of the S&P MLP Index.  We refer to this hypothetical $100 investment as one “unit” of the Equity Component when we calculate the Reference Index Closing Value, as described below.  In order to calculate the Hypothetical Monthly Income with respect to any Monthly Payment Period, the Calculation Agent will have to determine the amount of distributions earned based on the amount of the S&P MLP Index then represented in the Equity Component.  See the definition of the Index Multiplier in the definition of “Underlying Index Closing Value” below.

The “Equity Component Closing Value” on any Index Business Day will be determined by the Calculation Agent based upon the sum of (i) the Underlying Index Closing Value plus (ii) the

Hypothetical Monthly Income, if any, in each case as determined by the Calculation Agent on such Index Business Day.

The initial value of the Equity Component will be $100.  The initial allocation to the Equity Component is expected to be 90% to 100% of the Reference Index Initial Value and will be determined on the Pricing Date based on the Targeted Equity Exposure as calculated on the Pricing Date.

The “Underlying Index Closing Value” on any Index Business Day will equal the S&P MLP Index Closing Value at the regular weekday close of trading on that Index Business Day times the Index Multiplier.  The “Index Multiplier” will equal 100 divided by the value of the S&P MLP Index on the Pricing Date.

The “Hypothetical Monthly Income” is defined below under “—Determination of Hypothetical Monthly Income from any Equity Component.”
The Zero-Coupon Bond Component and the Zero-Coupon Bond Component Closing Value. The Zero-Coupon Bond Component represents the value of a hypothetical $100 face value zero-coupon bonds investment.

The “Zero-Coupon Bond Component Closing Value” on any Index Business Day will be determined by the Calculation Agent and will be based upon the value of a $100 face value investment in a zero-coupon bond maturing on the scheduled Determination Date with a yield equal to the applicable zero-coupon yield based on prevailing USD swap rates.  We refer to the hypothetical $100 face value investment as one “unit” of the Zero-Coupon Bond Component when we calculate the Reference Index Closing Value, as described below.  The Zero-Coupon Bond Component will not bear any interest.  The initial allocation to the Zero-Coupon Bond Component is expected to be 0% to 10% of the Reference Index Initial Value and will be determined on the Pricing Date.

“USD swap rates” at any time on any day means the per annum fixed rate that would be payable at such time in order to receive 3 month LIBOR (reset quarterly) for a specified term, as provided by Bloomberg Financial Markets or another recognized source selected by the calculation agent on that date.

The Leverage Component and the Daily Leverage Charge.  Each incremental increase in the Leverage Component, if any, represents the value of $1 of hypothetical borrowings used to increase the percentage of the Reference Index deemed to be invested in the Equity Component when the Targeted Equity Exposure exceeds 100%.  See “—Determination of Index Component Allocations—Targeted Equity Exposure” below.

The “Daily Leverage Charge” represents the deemed interest expense incurred to the extent the hypothetical investment in the Equity Component is leveraged on any Index Business Day and will equal (i) the Leverage Component, as increased by any previous Daily Leverage Charge amounts, on such day times (ii) the federal funds rate on such day plus 1.40%, divided by (iii) 360.  The Daily Leverage Charge will reduce the Reference Index

Closing Value on each day to the extent that the Reference Index then includes a Leverage Component.

The Calculation Agent will determine such federal funds rate in accordance with the procedures described under “Description of Debt Securities—Base Rates—Federal Funds Rate Debt Securities” in the accompanying prospectus.

Determination of the Reference Index Closing Value

Determination of the Reference Index Closing Value.  The Reference Index Closing Value on any Index Business Day will be equal to the sum of (i) the Equity Component Closing Value times the number of units of Equity Component then included in the allocation to the Equity Component in the Reference Index plus (ii) the Zero-Coupon Bond Component Closing Value times the number of units of Zero-Coupon Bond Component then included in the allocation to the Zero-Coupon Bond Component in the Reference Index minus (iii) the value of the Leverage Component, if any, taking into account the Daily Leverage Charge on the Leverage Component for such day, minus (iv) one day’s pro rata portion of the Reference Index Adjustment Factor, if the Reference Index then includes any allocation to the Equity Component, in each case as determined by the Calculation Agent on such Index Business Day.

The “Reference Index Adjustment Factor” is equal to 1.75% per annum, and will accrue and be applied daily (on non-Index Business Days, as well as on Index Business Days), if the Reference Index then includes any allocation to the Equity Component, to reduce the Reference Index Closing Value on the basis of a 365-day year from and including the day immediately following the Pricing Date to and including the Determination Date.  The Reference Index Adjustment Factor will be calculated and subtracted from the Equity Component and Zero-Coupon Bond Component on a pro rata basis at the end of each day after effecting any reallocation on that day.

When we use the term “unit” in connection with the Equity Component and the Zero-Coupon Bond Component, we mean the number, or fraction, of such investment units then represented in the allocation to those Index Components.  For example, if the Reference Index Initial Value is 97 and if the allocation to the Equity Component were set at 100% on the Pricing Date, that would mean that the allocation to the Equity Component would have a value of 97 in the Reference Index; if the value of one Equity Component unit on the Pricing Date were 100, then, the number of units of Equity Component on that day would be 97/100 or 0.97.  The number of units represented by the different Index Components at any time will be tracked by the Calculation Agent and is a technical aspect of the Reference Index methodology.  You can obtain the value of the Reference Index on any day from the Calculation Agent.  See “Summary of Pricing Supplement—How to obtain information about the reference index.”

Reallocations of the Index Components

A reallocation of the hypothetical funds invested in the Index Components that constitute the Reference Index at any time will occur upon a Reallocation Determination Event, an Underlying Index Reallocation Event or a Defeasance Event, as described below.

Reallocation Determination Events. A “Reallocation Determination Event” with respect to the Reference Index will occur and a reallocation of the hypothetical funds will be effected by the Calculation Agent in accordance with the Reference Index Reallocation Procedures on any Index Business Day if at the close of business on the immediately preceding Index Business Day, the difference between the Reference Index Closing Value and the Bond Floor as a percentage of the value of the allocation to the Equity Component, which we refer to as the “Gap Ratio,” is outside a range of 15% to 25%, which we refer to as the “Target Gap Risk Range.”

The “Bond Floor” for any date will equal the U.S. dollar value of a hypothetical zero-coupon bond with a face value of $100 maturing on the scheduled Determination Date with a yield equal to the applicable zero-coupon yield based on prevailing USD swap rates.  The Bond Floor is compared to the Reference Index Value in order to determine whether more or less hypothetical funds may be invested in the Equity Component in a manner that is consistent with the goal of assuring that the value of the Reference Index will be at or above 100 at maturity.

If the Gap Ratio is below the Target Gap Risk Range, indicating that the exposure to the Equity Component is outside the preferred risk tolerance of the Reference Index, the Index Reallocation Procedures require a reduction of the allocation to the Equity Component down to the Targeted Equity Exposure (as defined below).  If the Gap Ratio is above the Target Gap Risk Range, indicating a suboptimal exposure to the Equity Component, the Index Reallocation Procedures require an increase of the allocation to the Equity Component up to the Targeted Equity Exposure.

The “Targeted Equity Exposure” for any date will equal the Buffer times the Multiple, as described by the following formula:

Targeted Equity Exposure = Buffer x Multiple
provided that the Targeted Equity Exposure will not be less than zero or greater than 150%.
The “Multiple” will be equal to 5.0.
The “Buffer” for any date will equal the percentage by which the Last Reference Index Value exceeds the Bond Floor (as defined below), as described by the following formula:

Buffer	=	Last Reference Index Value – Bond Floor
Last Reference Index Value

provided that the Buffer will not be less than zero.

The “Last Reference Index Value” will be equal to the Reference Index Closing Value as determined by the Calculation Agent as of the time required by the Reference Index Reallocation Procedures described below.

Underlying Index Reallocation Event.  An Underlying Index Reallocation Event will occur on any Index Business Day if at any time during such day the value of the S&P MLP Index has declined from the previous S&P MLP Index Closing Value by 10% or more.  Upon the occurrence of an Underlying Index Reallocation Event, as soon as reasonably practicable the Calculation Agent will determine the Targeted Equity Exposure on the basis of intraday values of the Buffer, as determined by the Calculation Agent in its sole discretion, and reallocate the hypothetical funds tracked by the Reference Index as soon as reasonably possible on such Index Business Day on the basis of intraday values of the Equity Component and Zero-Coupon Bond Component, as determined by the Calculation Agent at its sole discretion, so that the allocation to the Equity Component is as close as reasonably practicable to the Targeted Equity Exposure.  This reallocation will be effected even if a Reallocation Determination Event has not otherwise occurred, and, if a Reallocation Determination Event was determined to have occurred at the beginning of such Index Business Day, the reallocation of hypothetical funds determined in connection with that Reallocation Determination Event will be disregarded.

“S&P MLP Index Closing Value” means, on any Index Business Day, the closing value of the S&P MLP Index or any Successor Index (as defined under “Additional Terms of the Securities—Discontinuance of the S&P MLP Index; Alteration of Method of Calculation” below) published at the regular weekday close of trading on that Index Business Day.  In certain circumstances, the S&P MLP Index Closing Value will be based on the alternate calculation of the S&P MLP Index described below under “Additional Terms of the Securities —Discontinuance of the S&P MLP Index; Alteration of Method of Calculation.”

Defeasance Event. A “Defeasance Event” will be deemed to have occurred if in testing whether a Reallocation Determination Event has occurred or following an Underlying Index Reallocation Event, the Calculation Agent determines that the Buffer is less than 1%.  Upon the occurrence of a Defeasance Event, all of the hypothetical funds will be allocated to the Zero-Coupon Bond Component for the remaining term of the Securities.

If, at the time of a Defeasance Event, the amount resulting from the hypothetical sale of the Equity Component added to the value of the Zero-Coupon Bond Component in the Reference Index is greater than the Bond Floor, then that excess amount will nevertheless be allocated to the Zero-Coupon Bond Component and the Reference Index will track the value of the Zero-Coupon Bond Component including this additional excess amount for the remaining term of the Securities.  Following a Defeasance Event, the payment at maturity per Security will be limited to the $10 principal amount plus a small supplemental redemption amount if such an excess amount is allocated to the Zero-Coupon Bond Component.

The Calculation Agent will notify the holders of the Securities if a Defeasance Event has occurred within ten Business Days of the occurrence of such Defeasance Event.

Reference Index Reallocation Procedures.  On each Index Business Day, the Calculation Agent will test whether a Reallocation Determination Event has occurred based on the values of the Index Components at the close of business on the preceding Index Business Day.  If a Reallocation Determination Event has occurred, and unless an Underlying Index Reallocation Event or a Defeasance Event occurs on the day the Calculation Agent makes the test, the Calculation Agent will reallocate the hypothetical funds in the Reference Index on the day of such test based on the value of the Index Components at the close of trading on such day so that the percentage allocation of hypothetical funds to the Equity Component is equal to the Targeted Equity Exposure.

Reallocations following a Reallocation Determination Event, an Underlying Index Reallocation Event or a Defeasance Event involve hypothetical sales and/or purchases of amounts of the Equity Component and the Zero-Coupon Bond Component and, under some circumstances, taking on or paying off the hypothetical borrowed funds represented by the Leverage Component.  The amount of the Equity Component and/or Zero-Coupon Bond Component to be hypothetically sold or purchased will be determined by the Calculation Agent on each Index Business Day on which the Calculation Agent has determined that a Reallocation Determination Event, an Underlying Index Reallocation Event or a Defeasance Event has occurred.  Such hypothetical sales and purchases will be effected at the values of the Equity Component and the Zero-Coupon Bond Component at the close of business on the date of reallocation, except that such hypothetical sales and purchases may be made on the basis of intraday values, as determined by the Calculation Agent in its sole discretion, following an Underlying Index Reallocation Event or a Defeasance Event.  Any reallocation on the Monthly Income Determination Date will be effected through the hypothetical purchase or sale of amounts of the Equity Component at a price that includes the Hypothetical Monthly Income as determined on such Monthly Income Determination Date.

If the reallocation results in an increased allocation to the Equity Component, the reallocation will first involve the hypothetical sale of all or a portion of the Zero-Coupon Bond Component and the hypothetical purchase of an additional amount of the Equity Component with the proceeds of the sale.  Any purchase of an additional amount of the Equity Component that cannot be effected through the sale of the Zero-Coupon Bond Component will be effected using the Leverage Component, by increasing the Leverage Component by the amount necessary to purchase the required additional amount of Equity Component, subject to the maximum Targeted Equity Exposure.

In calculating the proceeds from hypothetical sales of the Index Components, the Calculation Agent will use prices on the lower  side of the applicable bid/offer spread, while in calculating the amount of additional Index Components hypothetically purchased, the Calculation Agent will use prices on the higher side of the applicable bid/offer spread.  Consequently, the implied bid/offer spread used in pricing the hypothetical purchases and sales described above will be reflected in corresponding reductions in the value of the Reference Index.

If the reallocation results in a decreased percentage of hypothetical funds allocated to the Equity Component, the reallocation will involve the hypothetical sale of all or a portion of the Equity Component.  The hypothetical proceeds of this sale will be used first to reduce any allocation to the Leverage Component to zero and then to make hypothetical purchases of additional amounts of the Zero-Coupon Bond Component.

In addition, if at any time the amount allocated to the Equity Component falls to zero, such allocation will remain at zero for the remaining term of the Securities and the Reference Index Reallocation Procedures described in this pricing supplement will no longer apply.

For examples of hypothetical reallocations of the Index Components pursuant to the Reference Index Reallocation Procedures, see “Annex B—Hypothetical Allocations.”
Determination of Hypothetical Monthly Income from any Equity Component

Hypothetical Monthly Income.  The Hypothetical Monthly Income is related to the performance of the Equity Component, if any, then included in the Reference Index.  If the allocation to the Equity Component has been reduced to zero at any time during any Monthly Coupon Payment Period, you will receive no Coupon Payment for that Monthly Coupon Payment Period.  The Hypothetical Monthly Income will be deemed to cease to accrue at such time and you will receive no Coupon Payments for the remaining term of the Securities.

The Hypothetical Monthly Income on any Index Business Day will be determined by the Calculation Agent and will equal the aggregate value of any cash distributions with respect to the MLP units underlying the S&P MLP Index for which the ex-dividend dates fall within the relevant Monthly Coupon Payment Period.

The value of a cash distribution will be deemed to be included in the Hypothetical Monthly Income at the close of business on the ex-dividend date for such distribution.  When calculating the value of any such cash distributions, the Calculation Agent will take into account the Index Multiplier (included in the definition of Underlying Index Closing Value), which indicates the percentage of the S&P MLP Index then represented in the Equity Component.

Subtraction of Hypothetical Monthly Income from the Equity Component.  The Hypothetical Monthly Income for any Monthly Coupon Payment Period will be subtracted from the value of the Equity Component of the Reference Index at the close of business on each Monthly Income Determination Date; provided that if the Calculation Agent determines that the level of the Reference

Index (less any Hypothetical Monthly Income) is less than 105% of the Bond Floor at the close of business on the Monthly Income Determination Date for any Monthly Coupon Payment Period (except the last Monthly Coupon Payment Period before the Maturity Date), any Hypothetical Monthly Income for such period will be deemed reinvested in the Equity Component at the close of business on the Monthly Income Accrual Date for the following Monthly Coupon Payment Period and will therefore not be subtracted from the value of the Equity Component.

Additional Terms of the Securities

Book Entry Note or Certificated Note
Book Entry.  The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Securities.  Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures.  For more information regarding DTC and book entry Securities, please read “Form of Securities—Global Securities—Registered Global Securities” and “—The Depositary” in the accompanying prospectus.

Senior Note or Subordinated Note	Senior
Trustee	The Bank of New York, a New York banking corporation (as successor Trustee to JPMorgan Chase Bank, N.A.)
Agent	Morgan Stanley & Co. Incorporated and its successors (“MS & Co.”)
Market Disruption Event
Market Disruption Event means the occurrence or existence of a suspension, absence or material limitation of trading of MLP units then constituting 20 percent or more of the level of the S&P MLP Index (or the Successor Index) on the Relevant Exchange(s) for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange(s); or a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for MLP units then constituting 20 percent or more of the level of the S&P MLP Index (or the Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange(s) are materially inaccurate; or the suspension, material limitation or absence of trading on any major securities market for trading in futures or options contracts or exchange traded funds related to the S&P MLP Index (or the Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the S&P MLP Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the S&P MLP Index shall be based on a comparison of (x) the portion of the value of the S&P MLP Index attributable to that security relative to (y) the overall value of the S&P MLP Index, in each case immediately before that suspension or limitation.

For purposes of determining whether a Market Disruption Event has occurred:  (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange traded fund will not constitute a Market Disruption Event, (3) a suspension of trading in futures or options contracts on the S&P MLP Index by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the S&P MLP Index and (4) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts related to the S&P MLP Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

Relevant Exchange	Relevant Exchange means the primary exchange or market of trading for any security then included in the S&P MLP Index or any Successor Index.
Alternate Exchange Calculation
in Case of an Event of Default
In case an event of default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable for each Security upon any acceleration of the Securities (the “Acceleration Amount”) will be determined by the Calculation Agent and shall equal to the $10 principal amount per Security plus the Supplemental Redemption Amount, if any, determined using the Reference Index Closing Value as of the date of such acceleration as the Reference Index Final Value plus a final Coupon Payment, if any, determined as if the date of acceleration were a Monthly Income Determination Date.

If the maturity of the Securities is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due with respect to the Securities as promptly as possible and in no event later than two Business Days after the date of acceleration.

Calculation Agent	MS & Co.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to any Reference Index Closing Value, Equity Component Closing Value, Zero-Coupon Bond Component Closing Value, Reference Index Adjustment Factor, Daily Leverage Charge, Hypothetical Monthly Income, S&P MLP Index Closing Value, the Reference Index Final Value, the Supplemental Redemption Amount, if any, and Coupon Payments, if any, will be made by the Calculation Agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining any Reference Index Closing Value, Underlying Index Closing Value, S&P MLP Index Closing Value, the Reference Index Final Value, the Reference Index Percent Change, the Supplemental Redemption Amount, Coupon Payments or whether a Market Disruption Event has occurred.  See “—Market Disruption Event” above and “—Discontinuance of the S&P MLP Index; Alteration of Method of Calculation” below.  MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

S&P MLP Index
We have derived all information contained in this pricing supplement regarding the S&P MLP Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by Standard & Poor’s Corporation (“S&P”).  We make no representation or warranty as to the accuracy or completeness of such information.

The S&P MLP Index is a modified market capitalization weighted index composed of MLPs in the oil and gas sector.  MLPs generally trade on securities exchanges but are not subject to entity-level taxation.  The majority of MLPs, and all of the MLPs eligible for inclusion in the S&P MLP Index, are in the energy sector and tend to be concentrated in businesses that produce consistent cash flow but have limited growth potential, such as pipelines and storage terminals.  The S&P MLP Index is calculated and maintained by S&P and is intended to track the leading oil and gas MLPs that trade on major U.S. exchanges.  The base date of the S&P MLP Index is July 20, 2001 and the base value is 1,000. As of December 31, 2007 the S&P MLP Index had forty constituents with a total adjusted market capitalization of $70.72 billion.
Index Construction

The S&P MLP Index employs a modified market capitalization-weighting.  As described in more detail below, in constructing the index S&P first selects the constituents of the index and then calculates the weightings of the index constituents.

Step One: Selection of the index constituents
All businesses that meet all of the following requirements are selected for inclusion in the S&P MLP Index:

1. be a publicly traded partnership with an MLP structure and be in either the GICS Energy Sector or the GICS Gas Utilities Industry,
2. have a float-adjusted market capitalization above $300 million,
3. have a three-month average daily trading value above $2 million and
4. be listed on the New York Stock Exchange (“NYSE”), American Stock Exchange (“AMEX”), or National Association of Securities Dealers Automated Quotations System (“NASDAQ”).
Step Two: Weighting calculations

In order to limit any single MLP concentration and enhance the liquidity of the Index, the weight for each index constituent is set by means of the following process:

• Each business is given an initial adjustment factor of 1.
• The weighting and trade size for each index constituent is then calculated as follows:

and

• If the trade size for any index constituent is greater than or equal to $200 million and the weighting of such index constituent is less than 15%, then the adjustment factor for such index constituent will remain 1.

• If the trade size for any index constituent is less than $200 million and/or any index constituent has a weighting of greater than or equal to 15%, then the adjustment factor for such index constituent will be equal to the prior adjustment factor minus 0.05.

• Following all such required reductions of the adjustment factor, the weighting and trade size for all index constituents are re-calculated.  Upon this recalculation, those index constituents whose adjustment factors were reduced will be assigned a lower weighting.

• This process will be repeated until the trade size for each index constituent is greater than or equal to $200 million and the weighting of each basket component is less than 15%.

The above index construction process is repeated in July of each year, a process that S&P refers to as rebalancing, and any changes to the S&P MLP Index made at the time of rebalancing are effective after market close on the third Friday in July.  No changes to the S&P MLP Index are made in between rebalancings other than those described below under “Index Adjustments.”

Index Calculations
The value of the S&P MLP Index is equal to the market value of the index divided by a divisor, where,

and, for reach index constituent,

and

Index Adjustments

Constituent change	Index Adjustment	Divisor Adjustment

Spin-off	No weight change. The price of the index component post-spin-off is equal to (i) the price of the parent business minus (ii) the price of the spin-off business divided by the share exchange ratio	No

Rights offering	The price of the index component post-rights offering is equal to (i) the price of the parent business minus (ii) the price of the rights offering divided by the rights ratio	No

Stock split	Index shares are multiplied by the split factor	No

and the price is divided by the split factor

Share issuance or reduction	None	No

Special dividend	The price of the index constituent making the special dividend payment is reduced by the per-share special dividend amount following the close of trading on the day before the ex-dividend date	Yes

Delisting	The stock is removed and is not replaced	Yes

Merger or acquisition	If the surviving business is an index constituent, it is retained in the index. Otherwise an announcement will be made	Yes, if there is a removal

The table below lists the ten most heavily weighted constituents of the S&P MLP Index as of December 31, 2007, as well as the ticker symbol, float adjusted market cap and weighting in the index.

Business Name	Ticker	Float Adjusted Market Cap ($ Million)	Weight
Enterprise Products Partners LP	EPD	$9,008.6	13.29%
Kinder Morgan Energy Partners LP	KMP	$8,268.2	9.81%
Energy Transfer Partners LP	ETP	$5,511.3	6.36%
Kinder Morgan Management LLC	KMR	$3,179.9	6.13%
Plains All American Pipeline LP	PAA	$5,186.7	6.02%
Enbridge Energy Partners LP	EEP	$2,791.8	5.29%
Magellan Midstream Partners LP	MMP	$2,856.6	4.04%
TEPPCO Partners LP	TPP	$2,790.1	2.80%
NuStar Energy LP	NS	$2,027.8	2.72%
NuStar GP Holdings LLC	NSH	$587.3	2.63%

In this pricing supplement, unless the context requires otherwise, references to the S&P MLP Index will include any Successor Index and references to S&P will include any successor to S&P.
Discontinuance of the S&P MLP Index;
Alteration of Method of Calculation
If the publisher of the S&P MLP Index discontinues publication of the S&P MLP Index and such publisher or another entity (including MS & Co.) publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued S&P MLP Index (such index being referred to herein as a “Successor Index”), then any subsequent S&P MLP Index Closing Value will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on the Trading Day that any S&P MLP Index Closing Value is to be determined and any reference to the S&P MLP Index in this pricing supplement shall be deemed to refer to such Successor Index.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the Securities, within three Trading Days of such selection.  We expect that such notice will be passed on to you, as a beneficial owner of the Securities, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If the publisher of the S&P MLP Index discontinues publication of the S&P MLP Index prior to, and such discontinuance is continuing on any date on which the S&P MLP Index Closing Value must be determined and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the S&P MLP Index Closing Value for such date.  The S&P MLP Index Closing Value will be computed by the Calculation Agent in accordance with the formula for calculating the S&P MLP Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently constituting the S&P MLP Index without any rebalancing or substitution of such securities following such discontinuance.  Notwithstanding these alternative arrangements, discontinuance of the publication of the S&P MLP Index may adversely affect the value of the Securities.

If at any time the method of calculating the S&P MLP Index or a Successor Index, or the value thereof, is changed in a material respect, or if the S&P MLP Index or a Successor Index is in any other way modified so that such index does not, in the opinion of MS & Co., as the Calculation Agent, fairly represent the value of the S&P MLP Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Index Closing Value is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the S&P MLP Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the S&P MLP Index Closing Value with reference to the S&P MLP Index or such Successor Index, as adjusted.  Accordingly, if the method of calculating the S&P MLP Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the S&P MLP Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Historical and Indicative Information
on the S&P MLP Index
The following table sets forth historical high and low S&P MLP Index Closing Values, as well as historical and indicative end-of-quarter S&P MLP Index Closing Values, for each quarter in the period from January 1, 2003 through March 27, 2008.  The S&P

MLP Index Closing Value on March 27, 2008 was 1,453.05.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  Historical values of the S&P MLP Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the S&P MLP Index on the Determination Date.

S&P MLP Index	High	Low	Period End
2003
First Quarter	976.70	929.03	976.51
Second Quarter	1,115.07	982.06	1,110.74
Third Quarter	1,139.58	1,080.41	1,136.82
Fourth Quarter	1,249.80	1,142.72	1,245.20
2004
First Quarter	1,268.61	1,203.86	1,268.61
Second Quarter	1,269.71	1,066.58	1,161.88
Third Quarter	1,287.71	1,169.51	1,287.71
Fourth Quarter	1,330.08	1,235.84	1,330.08
2005
First Quarter	1,414.70	1,291.69	1,337.60
Second Quarter	1,423.53	1,321.57	1,421.78
Third Quarter	1,508.22	1,391.48	1,443.54
Fourth Quarter	1,447.75	1,286.19	1,301.97
2006
First Quarter	1,388.15	1,311.05	1,355.34
Second Quarter	1,385.42	1,315.71	1,357.26
Third Quarter	1,429.15	1,361.10	1,406.02
Fourth Quarter	1,556.41	1,391.22	1,539.30
2007
First Quarter	1,715.24	1,513.39	1,710.71
Second Quarter	1,815.19	1,715.15	1,782.10
Third Quarter	1,834.80	1,551.41	1,566.98
Fourth Quarter	1,664.25	1,535.43	1,595.02
2008
First Quarter (through March 27, 2008)	1,611.58	1,411.52	1,453.05

Hypothetical Historical Data on the
Reference Index
The following tables and graphs set forth hypothetical historical levels of the Reference Index, monthly coupon (per $10 principal amount of the Securities), and the value of the Equity Component (one unit) at the end of each month during three different 6.5-year periods beginning on July 20, 2001, August 20, 2001 and September 20, 2001.  This hypothetical historical information has been calculated as if the Reference Index existed during the relevant periods and should not be taken as an indication of the future performance of the Reference Index over the term of the Securities or future Coupon Payments or the actual total payment on the Maturity Date of the Securities.  Because the Index levels were not calculated prior to its base date of July 20, 2001, it is only possible to illustrate the hypothetical historical levels of the Reference Index over the period since July 20, 2001.  The data is presented in order for you to better understand how the Monthly Coupon Payments and the Payment at Maturity will be calculated and do not in any way predict actual payments on the Securities.  We can give you no assurance that the Securities will pay an amount at maturity that is greater than the principal amount of the Securities or that the Securities will not experience a defeasance event so that your opportunity to receive coupon payments will end prior to maturity, or even early in the term of the Securities.

The following hypothetical historical information has been calculated by the Calculation Agent on the same basis as the

Reference Index and the Coupon Payments will be calculated.  However, the calculations used to determine the hypothetical historical closing levels of the Reference Index contain necessary assumptions, estimates and approximations that may not be reflected in the calculation of the level of the Reference Index and Coupon Payments over the term of the Securities, including the principal assumptions set forth below.  As a result, the following hypothetical historical values of the Reference Index and monthly Coupon Payments may be different than they would have been if those assumptions had not been made and those estimates and approximations had not been necessary to calculate these hypothetical historical values.

The calculations assume that:

•  the Reference Index was created on the first Business Day of each 6.5-year period with a level of 97;
•  the initial allocations to the Equity Component and Zero-Coupon Bond Component are different in each example and  were obtained based on the Targeted Equity Exposure as determined at the beginning of each 6.5-year period;
•  upon any modification to the S&P MLP Index, the adjusted price reported on Bloomberg which adjusts for that modification was used to reflect the impact of that modification on the S&P MLP Index;
•  the distributions in respect of the MLP units included in the S&P MLP Index were, for periods from and including July 20, 2001, equal to those reported by S&P, and
•  reallocations between the Equity Component and Zero-Coupon Bond Component were at mid-swap rates (rather than at the offered-swap rates which will be used for hypothetical purchases of the Zero-Coupon Bond Component, or the bid-swap rates which will be used for hypothetical sales of the Zero-Coupon Bond Component, in order to effect a reallocation).

The following hypothetical historical values have not been verified by an independent third party.  Swap rates used to calculate the hypothetical historical Zero-Coupon Bond Component were taken from Bloomberg.

	2001			2002			2003			2004			2005			2006			2007			2008
6.5 Year Period Beginning July 20, 2001	Reference Index Level	Monthly Coupon	Equity Component Price	Reference Index Level	Monthly Coupon	Equity Component Price	Reference Index Level	Monthly Coupon	Equity Component Price	Reference Index Level	Monthly Coupon	Equity Component Price	Reference Index Level	Monthly Coupon	Equity Component Price	Reference Index Level	Monthly Coupon	Equity Component Price	Reference Index Level	Monthly Coupon	Equity Component Price	Reference Index Level	Monthly Coupon	Equity Component Price
January				88.19	0.09318	101.82	86.43	0.00000	97.20	90.38	0.00000	123.17	90.25	0.00000	138.97	91.69	0.00000	137.73	95.81	0.00000	161.51	100.93	0.00000	153.15
February				81.25	0.01644	91.07	87.85	0.00000	96.73	91.26	0.00000	123.75	89.66	0.00000	140.04	91.79	0.00000	135.11	96.37	0.00000	164.58
March				82.85	0.00000	98.65	87.79	0.00000	97.65	92.20	0.00000	126.96	89.45	0.00000	133.78	91.87	0.00000	135.73	96.77	0.00000	171.12
April				85.12	0.03966	101.09	88.76	0.00000	105.32	88.77	0.00000	116.13	90.30	0.00000	138.58	92.22	0.00000	138.39	97.13	0.00000	180.92
May				84.18	0.02569	97.84	90.96	0.00000	107.45	88.04	0.00000	114.12	90.93	0.00000	138.02	92.40	0.00000	138.48	97.53	0.00000	177.82
June				82.33	0.00000	90.80	90.98	0.00000	111.07	88.28	0.00000	116.29	91.19	0.00000	142.26	92.55	0.00000	135.94	97.96	0.00000	178.46
July	97.62	0.13633	100.54	82.83	0.00000	90.98	87.74	0.00000	113.20	88.83	0.00000	121.08	90.59	0.00000	149.86	93.22	0.00000	141.87	98.42	0.00000	175.46
August	101.27	0.07350	103.51	85.30	0.00000	95.62	87.36	0.00000	112.38	90.39	0.00000	122.69	91.40	0.00000	144.45	93.82	0.00000	143.61	98.76	0.00000	163.48
September	89.34	0.00000	99.61	86.22	0.00000	90.84	89.98	0.00000	113.70	90.37	0.00000	128.79	90.93	0.00000	144.48	94.34	0.00000	140.65	99.33	0.00000	156.70
October	93.26	0.11033	105.66	85.84	0.00000	91.45	88.97	0.00000	116.74	90.91	0.00000	126.79	90.78	0.00000	141.36	94.70	0.00000	147.88	99.84	0.00000	167.92
November	89.02	0.03675	101.05	84.24	0.00000	90.67	89.02	0.00000	119.67	89.99	0.00000	131.13	91.11	0.00000	134.39	95.20	0.00000	152.89	100.20	0.00000	159.50
December	89.66	0.00180	103.33	86.78	0.00000	92.40	90.11	0.00000	124.62	90.31	0.00000	133.03	91.46	0.00000	130.34	95.49	0.00000	153.98	100.67	0.00000	159.50

The Supplemental Redemption Amount per Security for this period would have been $0.09 and the aggregate value of the Coupon Payments would have been $0.53368.  The total return on your investment per Security for this six and a half year period would have been equal to 6.27% of the principal amount.

	2001			2002			2003			2004			2005			2006			2007			2008
6.5 Year Period Beginning August 20, 2001	Reference Index Level	Monthly Coupon	Equity Component Price	Reference Index Level	Monthly Coupon	Equity Component Price	Reference Index Level	Monthly Coupon	Equity Component Price	Reference Index Level	Monthly Coupon	Equity Component Price	Reference Index Level	Monthly Coupon	Equity Component Price	Reference Index Level	Monthly Coupon	Equity Component Price	Reference Index Level	Monthly Coupon	Equity Component Price	Reference Index Level	Monthly Coupon	Equity Component Price
January				84.07	0.06786	98.52	85.14	0.00000	94.05	88.67	0.00000	119.18	89.88	0.00000	134.47	91.27	0.00000	133.26	95.34	0.00000	156.27	100.70	0.00000	153.41
February				79.36	0.01189	88.11	86.81	0.00000	93.60	89.73	0.00000	119.73	89.27	0.00000	135.49	91.36	0.00000	130.73	95.92	0.00000	159.24	100.88	0.00000	153.04
March				79.83	0.00000	95.45	86.78	0.00000	94.48	90.65	0.00000	122.85	89.04	0.00000	129.44	91.43	0.00000	131.33	96.33	0.00000	165.57
April				82.11	0.02870	97.81	87.26	0.00000	101.90	87.89	0.00000	112.37	89.92	0.00000	134.09	91.77	0.00000	133.90	96.67	0.00000	175.05
May				81.64	0.01859	94.67	89.66	0.00000	103.96	87.61	0.00000	110.42	90.57	0.00000	133.55	91.93	0.00000	133.99	97.05	0.00000	172.05
June				80.68	0.00000	87.86	89.47	0.00000	107.47	87.86	0.00000	112.52	90.83	0.00000	137.64	92.08	0.00000	131.53	97.47	0.00000	172.67
July				81.54	0.00000	88.03	85.76	0.00000	109.53	88.42	0.00000	117.16	90.20	0.00000	145.00	92.77	0.00000	137.26	97.95	0.00000	169.77
August	96.54	0.01108	99.71	83.88	0.00000	92.52	85.58	0.00000	108.74	90.02	0.00000	118.71	91.03	0.00000	139.77	93.39	0.00000	138.95	98.27	0.00000	158.18
September	85.31	0.00000	96.38	85.22	0.00000	87.90	88.53	0.00000	110.01	90.00	0.00000	124.61	90.53	0.00000	139.80	93.90	0.00000	136.09	98.86	0.00000	151.62
October	88.68	0.08078	102.23	84.67	0.00000	88.49	87.26	0.00000	112.95	90.55	0.00000	122.67	90.37	0.00000	136.78	94.27	0.00000	143.08	99.38	0.00000	162.47
November	84.93	0.02691	97.77	83.11	0.00000	87.73	87.18	0.00000	115.79	89.62	0.00000	126.88	90.69	0.00000	130.03	94.77	0.00000	147.93	99.72	0.00000	154.33
December	85.03	0.00131	99.98	85.89	0.00000	89.41	88.06	0.00000	120.58	89.94	0.00000	128.71	91.05	0.00000	126.11	95.04	0.00000	148.99	100.23	0.00000	154.33

The Supplemental Redemption Amount per Security for this period would have been $0.09 and the aggregate value of the Coupon Payments would have been $0.24712.  The total return on your investment per Security for this six and a half year period would have been equal to 3.35% of the principal amount.

	2001			2002			2003			2004			2005			2006			2007			2008
6.5 Year Period Beginning September 20, 2001	Reference Index Level	Monthly Coupon	Equity Component Price	Reference Index Level	Monthly Coupon	Equity Component Price	Reference Index Level	Monthly Coupon	Equity Component Price	Reference Index Level	Monthly Coupon	Equity Component Price	Reference Index Level	Monthly Coupon	Equity Component Price	Reference Index Level	Monthly Coupon	Equity Component Price	Reference Index Level	Monthly Coupon	Equity Component Price	Reference Index Level	Monthly Coupon	Equity Component Price
January				108.65	0.19513	111.04	90.93	0.05370	106.00	100.97	0.06986	134.32	107.20	0.07337	151.55	102.40	0.04479	150.20	111.52	0.07143	176.12	108.53	0.03375	172.90
February				92.65	0.04913	99.31	91.57	0.00766	105.49	101.56	0.02948	134.95	107.54	0.04601	152.71	101.13	0.03339	147.34	113.11	0.04538	179.48	108.04	0.02599	170.55
March				101.65	0.00000	107.58	91.59	0.00000	106.49	103.50	0.00551	138.46	103.52	0.00126	145.89	101.27	0.00881	148.02	116.39	0.00265	186.61	104.58	0.00000	153.93
April				104.84	0.14835	110.24	94.09	0.04305	114.85	96.75	0.05392	126.65	106.51	0.08199	151.13	102.47	0.05354	150.91	122.22	0.08080	197.29
May				99.64	0.09613	106.70	96.31	0.01964	117.17	95.67	0.01774	124.45	106.18	0.03559	150.52	102.41	0.03933	151.01	120.10	0.06836	193.92
June				90.73	0.00000	99.02	97.28	0.00000	121.13	96.52	0.00407	126.82	108.66	0.00489	155.14	100.83	0.00689	148.24	120.36	0.01565	194.61
July				87.10	0.04806	99.22	95.69	0.06216	123.44	98.43	0.07419	132.04	113.53	0.09990	163.43	103.06	0.04228	154.71	118.32	0.05853	191.34
August				90.28	0.02679	104.27	95.10	0.01825	122.56	99.79	0.01951	133.80	109.23	0.05927	157.53	103.84	0.03812	156.60	110.40	0.03121	178.28
September	106.72	0.00000	108.63	89.50	0.00000	99.07	97.18	0.00059	123.99	102.60	0.00085	140.45	109.09	0.00975	157.56	102.73	0.00209	153.38	108.26	0.00000	170.88
October	116.00	0.20530	115.22	89.37	0.03904	99.73	97.62	0.06947	127.30	101.73	0.07717	138.26	105.46	0.06127	154.16	105.71	0.05209	161.27	112.22	0.05107	183.12
November	108.01	0.06842	110.19	87.83	0.01096	98.87	98.80	0.01363	130.51	103.26	0.01607	143.00	102.03	0.03847	146.56	107.85	0.04023	166.72	109.37	0.02981	173.94
December	111.46	0.00476	112.68	90.30	0.00089	100.77	101.65	0.00535	135.90	104.17	0.00096	145.07	99.83	0.00508	142.14	108.25	0.00213	167.92	109.49	0.00000	173.94

The Supplemental Redemption Amount per Security for this period would have been $0.46 and the aggregate value of the Coupon Payments would have been $2.95098.  The total return on your investment per Security for this six and a half year would have been equal to 34.09% of the principal amount.

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Securities through one or more of our subsidiaries.  The original issue price of the Securities includes the Agent’s Commissions (as shown on the cover page of this pricing supplement) paid with respect to the Securities.  The cost of hedging is expected to be covered by the Reference Index Adjustment Factor and the Equity Component Adjustment Factor, and it includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the day we price the Securities for initial sale to the public, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the Securities by taking positions in the MLP units composing the S&P MLP Index, in total return swap contracts on the S&P MLP Index and in USD interest rate swaps.  Such purchase activity could potentially increase the value of the S&P MLP Index and, therefore, the value at which the S&P MLP Index must close on the Determination Date before you would receive at maturity a payment that exceeds the principal amount of the Securities.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Securities, including on the Coupon Payment Dates and the Determination Date, by purchasing and selling the MLP units composing the S&P MLP Index, futures or options contracts on the S&P MLP Index or its component MLP units listed on major securities markets and USD interest rate swaps that we may wish to use in connection with such hedging activities, including by purchasing and/or selling any such securities or instruments on the Coupon Payment Dates and the Determination Date.  We cannot give any assurance that our hedging activities will not affect the value of the S&P MLP Index and, therefore, adversely affect the value of the S&P MLP Index on the Monthly Income Determination Dates or the Determination Date, thereby adversely affecting the Coupon Payments you may receive during the term of the Securities or the payment that you will receive at maturity.

Supplemental Information Concerning
Plan of Distribution
Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of Securities set forth on the cover of this pricing supplement.  The Agent proposes initially to offer the Securities directly to the public at the public offering price set forth on the cover page of this pricing supplement; provided that the price will be $9.95 per Security and the agent’s commissions will be $0.25 per Security for purchasers of greater than or equal to $1,000,000 and less than $3,000,000 principal amount of Securities, the price will be $9.925 per Security and the agent’s commissions will be $0.225 per Security for purchasers of greater than or equal to $3,000,000 and less than $5,000,000 principal amount of Securities and the price will be $9.90 per Security and the agent’s commissions will be $0.20 per Security for purchasers of greater than or equal to $5,000,000 principal amount of Securities.  The Agent may allow a concession not in excess of the applicable sales commission to other dealers, which may include Morgan Stanley & Co. International plc and Bank Morgan Stanley AG.  In addition to the commissions paid at the time of the initial offering of the Securities, we expect to pay commissions on an annual basis to brokerage firms, which may include MS & Co. and its affiliates, whose clients purchased Securities in the initial offering and who continue to hold their Securities.  These additional commissions will accrue (on non-Index Business Days, as well as on Index Business Days) at an annual rate of 0.25% applied to the Reference Index Closing Value for such day (or if such day is a non-Index Business Day, for the immediately preceding Index Business Day) on each day from and including the day immediately following the Pricing Date to and excluding the Maturity Date on which the Reference Index includes any allocation to the Equity Component; provided that the sum of the initial agent’s commissions and the aggregate amount of such additional commissions per Security shall not exceed an amount equal to 8% of the Issue Price.  After the initial offering, the Agent may vary the offering price and other selling terms from time to time.

We expect to deliver the Securities against payment therefor in New York, New York on April        , 2008, which will be the fifth scheduled Business Day following the date of this pricing supplement and of the pricing of the Securities.  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade the Securities more than three Business Days prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

In order to facilitate the offering of the Securities, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities.  Specifically, the Agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities for its own account.  The Agent must close out any naked short position by purchasing the Securities in the open market.  A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agent may bid for, and purchase, Securities in the open market to stabilize the price of the Securities.  Finally, the Agent expects to reclaim any selling concessions allowed to a dealer for distributing the Securities in the offering, if within 30 days of the offering the Agent repurchases previously distributed Securities in transactions to cover short positions or to stabilize the price of the Securities or otherwise.  Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities.  The Agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Securities.  See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the Securities, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Securities or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Securities.  We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The Securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the Securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the Securities to the public in Hong Kong as the Securities have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Securities, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Securities which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The Securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

The agent and each dealer represent and agree that they will not offer or sell the Securities nor make the Securities the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement, the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Securities, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));
(b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)  a person who acquires the Securities for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
License Agreement between Standard &
Poor’s® Corporation and Morgan Stanley	Standard & Poor’s® Corporation, or S&P®, and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P MLP Index, which is owned and published by S&P, in connection with securities, including the Securities.

The license agreement between S&P and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

The Securities are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc. (including its affiliates) (S&P, with its affiliates, are referred to as the “Corporations”).  The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the Securities.  The Corporations make no representation or warranty, express or implied, to the holders of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly, or the ability of the S&P MLP Index to track the performance of the MLP sector.  The Corporations’ only relationship to us (the “Licensee”) is in the licensing of the S&P MLP Index, S&P MLP Index and S&P® trademarks or service marks and certain trade names of the Corporations and the use of the S&P MLP Index which is determined, composed and calculated by S&P without regard to the Licensee or the Securities.  S&P has no obligation to take the needs of the Licensee or the owners of the Securities into consideration in determining, composing or calculating the S&P MLP Index.  The Corporations are not responsible for and have not participated in the determination of the timing, prices, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities are to be converted into cash.  The Corporations have no liability in connection with the administration, marketing or trading of the Securities.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE S&P MLP INDEX OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P MLP INDEX OR ANY DATA INCLUDED THEREIN.  THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P MLP INDEX OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Standard & Poor’s®” and “S&P®,” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by

Morgan Stanley.  The Securities have not been passed on by the Corporations as to their legality or suitability.  The Securities are not issued, endorsed, sold or promoted by the Corporations. THE CORPORATIONS MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO THE SECURITIES.

Benefit Plan Investor Considerations
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Securities are acquired by or with the assets of a Plan with respect to which MS & Co., or any of its affiliates, is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).  In addition, ERISA Section 408(b)(17) provides an exemption for the purchase and sale of securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more than “adequate consideration” (to be defined in regulations to be issued by the Secretary of the Department of Labor) in connection with the transaction (the so-called “service provider” exemption).

Because we may be considered a party in interest with respect to many Plans, the Securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Securities on behalf of or with “plan assets” of any Plan, or with any assets of a governmental or church plan that is subject to any federal, state or local law that is substantially similar to the provisions of Section 406 of ERISA of Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental or church plan, any substantially similar federal, state or local law).

Under ERISA, assets of a Plan may include assets of certain commingled vehicles and entities in which the Plan has invested (including, in certain cases, the general account of an insurance company).  Accordingly, commingled vehicles and entities which include assets of a Plan must ensure that one of the foregoing exemptions is available.  Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief under any available exemptions, such as PTCEs 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption.

Purchasers of the Securities have exclusive responsibility for ensuring that their purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or similar regulations applicable to governmental or church plans, as described above.  The sale of any Securities to any Plan investor is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plan investors generally or any particular Plan investor, or that such an investment is appropriate for Plan investors generally or any particular Plan investor.

United States Federal Income Taxation
The Securities will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, subject to the conditions and limitations set forth in the accompanying prospectus supplement in the section called “United States Federal Taxation.”

U.S. Holders
Please read the sections called “United States Federal Taxation — Tax Consequences to U.S. Holders — Notes — Notes Linked to

Commodity Prices, Single Securities, Baskets of Securities or Indices” and “United States Federal Taxation — Tax Consequences to U.S. Holders — Backup Withholding and Information Reporting” of the accompanying prospectus supplement concerning the U.S. federal income tax consequences of an investment in the Securities.  The sections in the accompanying prospectus supplement referred to above are hereafter referred to as the “Tax Disclosure Sections.”

In summary, U.S. Holders will, regardless of their method of accounting for U.S. federal income tax purposes, be required to accrue original issue discount (“OID”) as interest income on the Securities on a constant yield basis in each year that they hold the Securities, and pay taxes annually on the amount of accrued OID, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the Securities, as discussed in the accompanying prospectus supplement under the section called “United States Federal Taxation ― Tax Consequences to U.S. Holders ― Notes ― Optionally Exchangeable Notes ― Adjustments to Interest Accruals on the Notes.”  Any gain recognized by U.S. Holders on the sale exchange or settlement of the Securities will be treated as ordinary income.

The rate of accrual of OID on the Securities is the “comparable yield” as described in the Tax Disclosure Sections of the accompanying prospectus supplement.  If the Securities were priced on March 26, 2008, the comparable yield would be an annual rate of 5.2072% compounded monthly and the projected payment schedule with respect to a Security (assuming an issue price of $10) would consist of the following payments:

DATE	PROJECTED PAYMENTS	DATE	PROJECTED PAYMENTS
June 4, 2008	$ 0.041947	September 6, 2011	$ 0.047733
July 3, 2008	$ 0.041947	October 5, 2011	$ 0.041947
August 5, 2008	$ 0.046286	November 3, 2011	$ 0.040500
September 3, 2008	$ 0.040500	December 5, 2011	$ 0.046286
October 3, 2008	$ 0.043393	January 4, 2012	$ 0.041947
November 5, 2008	$ 0.046286	February 3, 2012	$ 0.041947
December 3, 2008	$ 0.040500	March 5, 2012	$ 0.046286
January 5, 2009	$ 0.046286	April 4, 2012	$ 0.041947
February 4, 2009	$ 0.041947	May 3, 2012	$ 0.041947
March 4, 2009	$ 0.043393	June 5, 2012	$ 0.046286
April 3, 2009	$ 0.041947	July 5, 2012	$ 0.043393
May 5, 2009	$ 0.046286	August 3, 2012	$ 0.040500
June 3, 2009	$ 0.040500	September 5, 2012	$ 0.046286
July 6, 2009	$ 0.047733	October 3, 2012	$ 0.040500
August 5, 2009	$ 0.041947	November 5, 2012	$ 0.046286
September 3, 2009	$ 0.040500	December 5, 2012	$ 0.043393
October 5, 2009	$ 0.046286	January 3, 2013	$ 0.040500
November 4, 2009	$ 0.041947	February 5, 2013	$ 0.046286
December 3, 2009	$ 0.041947	March 5, 2013	$ 0.043393
January 5, 2010	$ 0.046286	April 3, 2013	$ 0.040500
February 3, 2010	$ 0.040500	May 3, 2013	$ 0.043393
March 3, 2010	$ 0.043393	June 5, 2013	$ 0.046286
April 5, 2010	$ 0.046286	July 3, 2013	$ 0.040500
May 5, 2010	$ 0.043393	August 5, 2013	$ 0.046286
June 3, 2010	$ 0.040500	September 4, 2013	$ 0.041947
July 6, 2010	$ 0.047733	October 3, 2013	$ 0.041947
August 4, 2010	$ 0.040500	November 5, 2013	$ 0.046286
September 3, 2010	$ 0.041947	December 4, 2013	$ 0.041947
October 5, 2010	$ 0.046286	January 3, 2014	$ 0.041947
November 3, 2010	$ 0.040500	February 5, 2014	$ 0.046286
December 3, 2010	$ 0.043393	March 5, 2014	$ 0.043393
January 5, 2011	$ 0.046286	April 3, 2014	$ 0.040500
February 3, 2011	$ 0.040500	May 5, 2014	$ 0.046286
March 3, 2011	$ 0.043393	June 4, 2014	$ 0.041947
April 5, 2011	$ 0.046286	July 3, 2014	$ 0.041947
May 4, 2011	$ 0.041947	August 5, 2014	$ 0.046286
June 3, 2011	$ 0.041947	September 4, 2014	$ 0.041947
July 5, 2011	$ 0.046286	October 3, 2014	$ 0.041947
August 3, 2011	$ 0.040500	November 5, 2014	$ 10.046286

However, the comparable yield and the projected payment schedule of the Securities will be determined on the pricing date and may be different from the comparable yield and the projected payment schedule set forth above.  The actual comparable yield and the projected payment schedule of the Securities as of the pricing date will be updated in the final pricing supplement.

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ OID accruals and adjustments in respect of the Securities, and we make no representation regarding the actual amounts of payments that will be made on a Security.

Upon the occurrence of certain events (for example, a Defeasance Event or if the weighting of the Equity Component is otherwise reduced to zero), all contingent payments on the Securities will become fixed substantially contemporaneously.  In such case, special rules will apply as described in the accompanying prospectus supplement under the section called “United States Federal Taxation ― Tax Consequences to U.S. Holders ― Notes ― Optionally Exchangeable Notes ― Adjustments to Interest Accruals on the Notes.”

Non-U.S. Holders

If you are a non-U.S. investor, please read the discussions under “United States Federal Taxation — Tax Consequences to Non-U.S. Holders” in the accompanying prospectus supplement concerning the U.S. federal income and withholding tax consequences of investing in the Securities.  Subject to the discussion below concerning the risk that an investment in the Securities may be considered a “U.S. real property interest” under Section 897 of the Internal Revenue Code of 1986, as amended (the “Code”) and the discussion in the accompanying prospectus supplement concerning backup withholding, payments on a Security by us or a paying agent to a Non-U.S. Holder (as defined in the accompanying prospectus supplement) and gain realized by a Non-U.S. Holder on the sale, exchange or settlement of the Securities will not be subject to U.S. federal or income withholding tax, provided that the requirements described under the section called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders — Notes — In General” in the accompanying prospectus supplement are met.  Non-U.S. investors should also note that the discussion in the accompanying prospectus supplement does not address the tax consequences to non-U.S. investors for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.

It is possible that an investment in the Securities may be treated as a “U.S. real property interest” under Section 897 of the Code, which may result in adverse tax consequences for non-U.S. investors with respect to any Coupon Payments and upon the sale, exchange or settlement of the Securities. Non-U.S. investors should consult their tax advisers regarding the potential tax consequences of investing in the Securities.

You should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Securities, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

INDEX OF DEFINED TERMS

Agent	PS-29	Underlying Index Closing Value	PS-22
Bond Floor	PS-24	Underlying Index Reallocation Event	PS-25
Buffer	PS-25	USD Swap Rates	PS-22
Calculation Agent	PS-30	Zero-Coupon Bond Component	PS-21
Coupon Payments	PS-17	Zero-Coupon Bond Component
Coupon Payment Dates	PS-17	Closing Value	PS-22
Daily Leverage Charge	PS-23
Defeasance Event	PS-26
Determination Date	PS-20
Equity Component	PS-21
Equity Component Closing Value	PS-22
Gap Ratio	PS-24
Hypothetical Monthly Income	PS-27
Index Business Day	PS-20
Index Component	PS-21
Index Multiplier	PS-22
Last Reference Index Value	PS-25
Leverage Component	PS-21
Market Disruption Event	PS-29
Monthly Coupon Payment Period	PS-17
Monthly Income Accrual Date	PS-17
Monthly Income Determination Date	PS-17
Multiple	PS-25
Payment at Maturity	PS-19
Pricing Date	PS-17
Reallocation Determination Events	PS-24
Record Date	PS-19
Reference Index	PS-21
Reference Index Adjustment Factor	PS-23
Reference Index Reallocation
Procedures	PS-26
Reference Index Closing Value	PS-20
Reference Index Final Value	PS-20
Reference Index Initial Value	PS-19
Reference Index Percent Change	PS-19
Relevant Exchange	PS-30
S&P MLP Index	PS-31
S&P MLP Index Closing Value	PS-25
Senior Note or Subordinated Note	PS-29
Successor Index	PS-36
Supplemental Redemption Amount	PS-19
Targeted Equity Exposure	PS-25
Target Gap Risk Range	PS-24
Threshold Value	PS-19
Trading Day	PS-21
Trustee	PS-29

ANNEX A

HYPOTHETICAL PAYMENTS AT MATURITY ON THE SECURITIES

At maturity, if the reference index final value is greater than the threshold value, for each $10 principal amount of securities that you hold you will receive a supplemental redemption amount in addition to the principal amount of $10.  The supplemental redemption amount will be calculated by the calculation agent on the determination date and is equal to (i) $10 times (ii) the percentage, if any, by which the reference index final value exceeds the threshold value.

Presented below is a hypothetical example showing how the payment on the securities at maturity, including the supplemental redemption amount, is calculated.

Example:

The reference index final value is 10% greater than the threshold value.

Reference index initial value:	97
Threshold value:	100
Reference index final value:	110

Supplemental Redemption Amount per Security	=	$10	x	110 – 100	=	$1.00
100

In the example above, without regard to any coupon payment that may be due at maturity, the total payment at maturity per Security would equal $11.00, which is the sum of the principal amount of $10 and a supplemental redemption amount of $1.00.

If the reference index final value is less than or equal to the threshold value, you will not receive any supplemental redemption amount and will receive only the return of your $10 principal amount at maturity, plus a final coupon payment, if any.

You can review the hypothetical historical values of the reference index, as well as the historical levels of the S&P MLP Index, for the period from January 1, 2003 to March 27, 2008 in the section of this pricing supplement called “Description of Securities—Hypothetical Historical Data on the Reference Index.”  You cannot predict the future performance of the reference index or the S&P MLP Index based on hypothetical historical performance.

Although the Supplemental Redemption Amount and the payment due at maturity are calculated as described above, the yield on the securities will also depend significantly on the monthly coupon of the securities, which is variable and may be zero.  The coupon is based on the hypothetical monthly income generated by the Index-Linked strategy represented by the equity component of the reference index.  However, the hypothetical monthly income is reflected in the coupon paid to you only to the extent that the reference index is allocated to the equity component.  Furthermore, if the equity component is reduced to zero, the securities will not pay any coupon for the remaining term of the securities.  You should read the section of this pricing supplement called “Description of Securities—Hypothetical Historical Data on the Reference Index” and Annex C—”Hypothetical Coupon Calculations on the Securities” in order to understand how the return on the securities is affected by the nature and timing of changes in the allocation of the index components in the reference index.

A-1

ANNEX B

HYPOTHETICAL ALLOCATIONS

The asset allocation of the reference index will fluctuate during the term of the securities based on, among other things, the performance of the equity component and interest rates.  If the equity component has declined in value or interest rates decline, some or all of the hypothetical funds may be allocated out of the equity component and into the zero-coupon bond component, in order to preserve the objective of the reference index to be at least equal to 100 on the determination date.  Only to the extent that hypothetical funds are allocated to the equity component, will the reference index participate in subsequent increases in the value of the S&P MLP Index.

The following are seven hypothetical examples of the effects of reallocation determination events.  These hypothetical examples assume that the value of the reference index does not change between the determination of a reallocation determination event and the subsequent reallocation and that purchases and sales of the equity component and zero-coupon bond component are made without taking into account the bid/offer spread.

Example 1:

A reallocation determination event requires the entire value of the hypothetical funds to be allocated to the equity component.

Values at test for Reallocation Determination Event:	Values after Reallocation:
Reference Index Closing Value: 106.25	Reference Index Closing Value: 106.25
Bond Floor: 85.00	Bond Floor: 85.00
Buffer: 20% (20% = (106.25 – 85.00)/106.25)	Buffer: 20%
Multiple: 5	Multiple: 5
Targeted Equity Exposure: 100%	Targeted Equity Exposure: 100%
Gap Ratio: 26.56% (26.56% = (106.25 – 85)/80)	Gap Ratio: 20.00%
Target Gap Risk Range: 15% to 25%	Target Gap Risk Range: 15% to 25%
Current Value of Allocation to Equity Component: 80.00	Current Value of Allocation to Equity Component: 106.25
Current Value of Allocation to Zero-Coupon Bond	Current Value of Allocation to Zero-Coupon Bond
Component: 26.25	Component: 0.00
Current Value of Allocation to Leverage Component: 0.00	Current Value of Allocation to Leverage Component: 0.00

In the example above, the gap ratio is 26.56%, which is outside the target gap risk range.  Consequently, a reallocation determination event has occurred and the calculation agent must determine the targeted equity exposure, which is 100% (buffer times multiple or 20% times 5).  To effect the reallocation then required, which is to increase the exposure of the reference index to the equity component, the calculation agent hypothetically sells the zero-coupon bond component and purchases additional equity component, so that the exposure to the equity component will be equal to 100% of the reference index closing value.

Example 2:

A reallocation determination event requires the use of the leverage component to increase the allocation to the equity component to greater than 100% of the value of the reference index.

Values at test for Reallocation Determination Event:	Values after Reallocation:
Reference Index Closing Value: 109.00	Reference Index Closing Value: 109.00
Bond Floor: 85.00	Bond Floor: 85.00
Buffer: 22.02% (22.02% = (109.00 – 85.00)/109.00)	Buffer: 22.02%
Multiple: 5	Multiple: 5
Targeted Equity Exposure: 110.09%	Targeted Equity Exposure: 110.09%
Gap Ratio: 26.67% (26.67% = (109.00 – 85.00)/90.00)	Gap Ratio: 20.00%
Target Gap Risk Range: 15% to 25%	Target Gap Risk Range: 15% to 25%
Current Value of Allocation to Equity Component: 90.00	Current Value of Allocation to Equity Component: 120.00
Current Value of Allocation to Zero-Coupon Bond	Current Value of Allocation to Zero-Coupon Bond
Component: 19.00	Component: 0.00

Current Value of Allocation to Leverage Component: 0.00	Current Value of Allocation to Leverage Component: 11.00

In the example above, the gap ratio is 26.67%, which is outside the target gap risk range.  Consequently, a reallocation determination event has occurred, and the calculation agent must determine the targeted equity exposure, which is 110.09% (buffer times multiple or 22.02% times 5).  To effect the reallocation then required, which is to increase the exposure of the reference index to the equity component, the calculation agent hypothetically sells the zero-coupon bond component and uses the leverage component to purchase additional equity component, so that the exposure to the equity component will be equal to 110.09% of the reference index closing value.

Example 3:

A reallocation determination event requires the use of the leverage component to increase the allocation to the equity component to 150% of the value of the hypothetical funds.

Values at test for Reallocation Determination Event:	Values after Reallocation:
Reference Index Closing Value: 125.00	Reference Index Closing Value: 125.00
Bond Floor: 85.00	Bond Floor: 85.00
Buffer: 32.00% (32.00% = (125.00 – 85.00)/125.00)	Buffer: 32.00%
Multiple: 5	Multiple: 5
Targeted Equity Exposure: 150%	Targeted Equity Exposure: 150%
Gap Ratio: 44.44% (44.44% = 125.00 – 85.00)/90.00)	Gap Ratio: 21.33%
Target Gap Risk Range: 15% to 25%	Target Gap Risk Range: 15% to 25%
Current Value of Allocation to Equity Component: 90.00	Current Value of Allocation to Equity Component: 187.50
Current Value of Allocation to Zero-Coupon Bond	Current Value of Allocation to Zero-Coupon Bond
Component: 35.00	Component: 0.00
Current Value of Allocation to Leverage Component: 00.00	Current Value of Allocation to Leverage Component: 62.50

In the example above, the gap ratio is 44.44%, which is outside the target gap risk range.  Consequently, a reallocation determination event has occurred and the calculation agent must determine the targeted equity exposure, which is 150% (buffer times multiple or 32% times 5, subject to a maximum of 150%).  To effect the reallocation then required, which is to increase the exposure of the reference index to the equity component, the calculation agent hypothetically sells the zero-coupon bond component and uses the leverage component to purchase additional equity component, so that the exposure to the equity component will be equal to 150% of the reference index closing value.Example 4:

A reallocation determination event requires the allocation to the equity component to be reduced and the reduction of the leverage component to zero before increasing the allocation to the zero-coupon bond component.

Values at test for Reallocation Determination Event:	Values after Reallocation:
Reference Index Closing Value: 101.00	Reference Index Closing Value: 101.00
Bond Floor: 85.00	Bond Floor: 85.00
Buffer: 15.84% (15.84% = (101.00 – 85.00)/101.00)	Buffer: 15.84%
Multiple: 5	Multiple: 5
Targeted Equity Exposure: approximately 79.21%	Targeted Equity Exposure: approximately 79.21%
Gap Ratio: 14.68% (14.68% = (101.00 – 85.00)/109.00)	Gap Ratio: 20.00%
Target Gap Risk Range: 15% to 25%	Target Gap Risk Range: 15% to 25%
Current Value of Allocation to Equity Component: 109.00	Current Value of Allocation to Equity Component: 80.00
Current Value of Allocation to Zero-Coupon Bond	Current Value of Allocation to Zero-Coupon Bond
Component: 0.00	Component: 21.00
Current Value of Allocation to Leverage Component: 8.00	Current Value of Allocation to Leverage Component: 0.00

In the example above, the gap ratio is 14.68%, which is outside the target gap risk range.  Consequently, a reallocation determination event has occurred and the calculation agent must determine the targeted equity exposure, which is 79.21% (buffer times multiple or 15.84% times 5).  To effect the reallocation then required, which is to decrease the exposure to the reference index to the equity component, the calculation agent hypothetically sells a portion of the equity component, using the hypothetical funds received to first reduce the leverage component to zero and then to purchase an amount of the zero-

coupon bond component until the exposure to the equity component decreases to 79.21% of the reference index closing value.

Example 5:

A reallocation determination event requires the allocation to the equity component to be reduced and the allocation to the zero-coupon bond component to be increased.

Values at test for Reallocation Determination Event:	Values after Reallocation:
Reference Index Closing Value: 101.00	Reference Index Closing Value: 101.00
Bond Floor: 87.00	Bond Floor: 87.00
Buffer: 13.86% (13.86% = (101.00 – 87.00)/101.00)	Buffer: 13.86%
Multiple: 5	Multiple: 5
Targeted Equity Exposure: 69.31%	Targeted Equity Exposure: 69.31%
Gap Ratio: 14.74% (14.74% = (101.00 – 87.00)/95.00)	Gap Ratio: 20.00%
Target Gap Risk Range: 15% to 25%	Target Gap Risk Range: 15% to 25%
Current Value of Allocation to Equity Component: 95.00	Current Value of Allocation to Equity Component: 70.00
Current Value of Allocation to Zero-Coupon Bond	Current Value of Allocation to Zero-Coupon Bond
Component: 6.00	Component: 31.00
Current Value of Allocation to Leverage Component: 0.00	Current Value of Allocation to Leverage Component: 0.00

In the example above, the gap ratio is 14.74%, which is outside the target gap risk range.  Consequently, a reallocation determination event has occurred and the calculation agent must determine the targeted equity exposure, which is 69.31% (buffer times multiple or 13.86% times 5).  To effect the reallocation then required, which is to decrease the exposure to the reference index to the equity component, the calculation agent hypothetically sells a portion of the equity component and purchases additional zero-coupon bond component until the exposure to the equity component decreases to 69.31% of the reference index closing value.Example 6:

A defeasance event occurs (because the buffer falls below 1%), requiring the allocation to the equity component to be reduced to zero.  The resulting amount of hypothetical funds from the hypothetical sale of the equity component added to the value of the zero-coupon bond component is greater than the bond floor.

Values at test for Reallocation Determination Event:	Values after Reallocation:
Reference Index Closing Value: 87.00	Reference Index Closing Value: 87.00
Bond Floor: 86.50	Bond Floor: 86.50
Buffer: 0.57% (0.57% = (87.00 – 86.50)/87.00)	Buffer: N/A Defeasance
Multiple: 5	Multiple: 5
Targeted Equity Exposure: 2.87%	Targeted Equity Exposure: 0.00%
Gap Ratio: 16.67% (16.67% = (87.00 – 86.50)/3.00)	Gap Ratio: N/A Defeasance
Target Gap Risk Range: 15% to 25%	Target Gap Risk Range: N/A Defeasance
Current Value of Allocation to Equity Component: 3.00	Current Value of Allocation to Equity Component: 0.00
Current Value of Allocation to Zero-Coupon Bond	Current Value of Allocation to Zero-Coupon Bond
Component: 84.00	Component: 87.00
Current Value of Allocation to Leverage Component: 0.00	Current Value of Allocation to Leverage Component: 0.00

In the example above, the reference index closing value is 87.00 and the bond floor is 86.50, thereby decreasing the buffer to below 1% and causing a defeasance event.  As a result, the calculation agent hypothetically sells all of the remaining equity component and purchases an additional amount of the zero-coupon bond component with the hypothetical proceeds of such sale.  No hypothetical funds will be allocated to the equity component for the remaining term of the securities.

Example 7:

A defeasance event occurs, requiring the allocation to the equity component to be reduced to zero.  The resulting amount of hypothetical funds from the hypothetical sale of the equity component added to the value of the zero-coupon bond component is less than the bond floor.

Values at test for Reallocation Determination Event:	Values after Reallocation:
Reference Index Closing Value: 86.00	Reference Index Closing Value: 86.00
Bond Floor: 86.50	Bond Floor: 86.50
Buffer: –0.58% (-0.58% = (86.00 – 86.50/86.00)	Buffer: N/A Defeasance
Multiple: 5	Multiple: 5
Targeted Equity Exposure: -2.91%	Targeted Equity Exposure: 0.00%
Gap Ratio: -16.67% (-16.67% = (86.00 – 86.50)/3.00)	Gap Ratio: N/A Defeasance
Target Gap Risk Range: 15% to 25%	Target Gap Risk Range: N/A Defeasance
Current Value of Allocation to Equity Component: 3.00	Current Value of Allocation to Equity Component: 0.00
Current Value of Allocation to Zero-Coupon Bond	Current Value of Allocation to Zero-Coupon Bond
Component: 83.00	Component: 86.00
Current Value of Allocation to Leverage Component: 0.00	Current Value of Allocation to Leverage Component: 0.00

In the example above, the reference index closing value is 86.00 and the bond floor is 86.50, thereby decreasing the buffer to below 1% causing a defeasance event.  As a result, the calculation agent hypothetically sells all of the remaining equity component and purchases an additional amount of the zero-coupon bond component with the hypothetical proceeds of such sale.  No hypothetical funds will be allocated to the equity component for the remaining term of the securities.

ANNEX C

HYPOTHETICAL COUPON PAYMENT CALCULATIONS ON THE SECURITIES

The monthly coupon on each Security will vary and may be zero.  The amount of the Coupon Payments, if any, will be determined in each Monthly Income Determination Date and equal (A) the product of (i) the Hypothetical Monthly Income calculated for such Monthly Coupon Payment Period divided by Equity Component Closing Value; (ii) the allocation to the Equity Component times the Reference Index Closing Value divided by (B) 10.  The determination of the monthly Coupon Payment may be represented by the following formula:

Coupon Payment	=	Hypothetical Monthly Income	*	allocation to Equity Component	*	Reference Index Closing Value
Equity Component Closing Value
10

The Hypothetical Monthly Income calculated for each Monthly Coupon Payment Period will be related to the Equity Component.  The Hypothetical Monthly Income on any Monthly Income Determination Date will be determined by the Calculation Agent and will equal to the aggregate value of any cash distributions with respect to the MLP units underlying the S&P MLP Index, the ex-dividend dates for which fall within the relevant Monthly Coupon Payment Period.  In the hypothetical examples below, we will provide the figures for the Hypothetical Monthly Income.

The six examples of hypothetical Coupon Payments set forth below are based on the following assumptions:

•	Principal amount of each Security: $10.00

•
Hypothetical Monthly Income will be reinvested rather than paid as monthly coupon if the value of the Reference Index (excluding the hypothetical monthly income) is less than or equal to 105% of the Bond Floor on the Monthly Income Determination Date.

•
Allocation of the Reference Index to the Equity Component will be reduced to zero and remain zero for the remaining term of the Securities if the value of the Reference Index is less than 101% of the Bond Floor.

•	Values of the Reference Index and the Equity Component have been reduced by adjustment factors and the Daily Leverage Charge, if any.

The following examples are for purposes of illustration only and would provide different results if different assumptions were applied.  These examples are not intended to illustrate a complete range of possible coupon payments.

Example 1:  At the end of the Monthly Coupon Payment Period, the value of the Reference Index is 103 the value of the Equity Component is 101 and the value of the Bond Floor is 85.  The Hypothetical Monthly Income is $0.55.  The allocation of the Reference Index to the Equity Component is 90%.

$.55	x	90%	x	103	=	$.0505
101
10

The monthly Coupon Payment per Security is $0.0505 or approximately 6.06% per annum on the par value of each Security.

Since the value of the Reference Index is greater than 105% of the Bond Floor, the Hypothetical Monthly Income will not be reinvested.

Example 2: At the end of the Monthly Coupon Payment Period, the value of the Reference Index is 97, the value of the Equity Component is 98 and the value of the Bond Floor is 85.  The Hypothetical Monthly Income is $0.60.  The allocation of the Reference Index to the Equity Component is 51%.

$.60	x	51%	x	97	=	$.0303
98
10

The monthly Coupon Payment per Security is $0.0303 or approximately 3.63% per annum on the par value of each Security.

Since the value of the Reference Index is greater than 105% of the Bond Floor, the Hypothetical Monthly Income will not be reinvested.

Example 3:  At the end of the Monthly Coupon Payment Period, the value of the Reference Index is 106, the value of the Equity Component is 102 and the value of the Bond Floor is 80  The Hypothetical Monthly Income is $0.70.  The allocation of the Reference Index to the Equity Component is 112%.

$.70	x	112%	x	106	=	$.0815
102
10

The monthly Coupon Payment per Security is $0.0815 or approximately 9.78% per annum on the par value of each Security.

Since the value of the Reference Index is greater than 105% of the Bond Floor, the Hypothetical Monthly Income will not be reinvested.

Example 4:  At the end of the Monthly Coupon Payment Period, the value of the Reference Index is 103, the value of the Equity Component is 101 and the value of the Bond Floor is 83.  The Hypothetical Monthly Income is $0.81.  The allocation of the Reference Index to the Equity Component is 88%.

$.81	x	88%	x	88	=	$.0727
101
10

The monthly Coupon Payment per Security is $0.0727 or approximately 8.72% per annum on the par value of each Security.

Since the value of the Reference Index is greater than 105% of the Bond Floor, the Hypothetical Monthly Income will not be reinvested.

Example 5:  At the end of the Monthly Coupon Payment Period, the value of the Reference Index is 93, the value of the Equity Component is 88 and the value of the Bond Floor is 89.  The Hypothetical Monthly Income is $0.85.  The allocation of the Reference Index to the Equity Component is 51%.

$.85	x	51%	x	93	=	$.0458
88
10

The calculated Monthly Coupon would be $.0458 per Security.  However, because the value of the Reference Index is less than 105% of the Bond Floor ((93 – 89)/89 = 4.49%), the Hypothetical Monthly Income will be reinvested, and no monthly Coupon Payment will be made.

The monthly Coupon Payment per Security is, therefore, $0.00 or 0% per annum on the par value of each Security.

Example 6:  At the close of business on any Index Business Day, the value of the Reference Index is 95, the value of the Equity Component is 93 and the value of the Bond Floor is 94.50.  The allocation of the Reference

Index to the Equity Component is reduced to 0.00% at the close of business on the following Index Business Day.  At the end of the Monthly Coupon Payment Period, the Hypothetical Monthly Income is $0.85.

However, since the Buffer was less than 1%, a Defeasance Event occurred and the allocation of the Reference Index to the Equity Component was reduced to zero and will remain zero for the remaining term of the Securities.  Consequently, the monthly Coupon Payment per Security is $0.00 or 0% per annum on the par value of each Security.  Furthermore, no Coupon Payments will be made for the remaining term of the Securities, and the Securities will not participate in any subsequent increase in the value of the S&P MLP Index.